Exhibit 10.1
A request for confidential treatment has been made with respect to portions of the following document that are marked [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

CREDIT AGREEMENT
dated as of
August 2, 2011
Among
DAIRYLAND USA CORPORATION,
THE CHEFS’ WAREHOUSE MID-ATLANTIC, LLC,
BEL CANTO FOODS, LLC,
THE CHEFS’ WAREHOUSE WEST COAST, LLC,
THE CHEFS’ WAREHOUSE OF FLORIDA, LLC,
as Borrowers
THE CHEFS’ WAREHOUSE, INC.,
CHEFS’ WAREHOUSE PARENT, LLC,
as Guarantors
The Lenders Party Hereto
GENERAL ELECTRIC CAPITAL CORPORATION,
as Senior Managing Agent
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent
Sole Bookrunner and Sole Lead Arranger

CHASE BUSINESS CREDIT

i

SCHEDULES:

Commitment Schedule
Schedule 3.05	—	Properties; Collateral Locations
Schedule 3.06	—	Litigation and Environmental Matters
Schedule 3.12	—	Material Agreements
Schedule 3.14	—	Insurance
Schedule 3.15	—	Capitalization and Subsidiaries
Schedule 3.18	—	Tradenames
Schedule 3.19	—	Bank Accounts
Schedule 3.22	—	Affiliate Transactions
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions
EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Reserved
Exhibit C	—	Form of Borrowing Base Certificate
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Joinder Agreement
Exhibit F-1	—	Form of U.S. Tax Certificate (for Non-U.S. Lenders That Are Not Partnerships)
Exhibit F-2	—	Form of U.S. Tax Certificate (for Non-U.S. Lenders That are Partnerships)

     CREDIT AGREEMENT dated as of August 2, 2011 (as it may be amended or modified from time to time, this “Agreement”) among DAIRYLAND USA CORPORATION, a New York corporation (“Dairyland”), THE CHEFS’ WAREHOUSE MID-ATLANTIC, LLC, a Delaware limited liability company (“CW Mid-Atlantic”), BEL CANTO FOODS, LLC, a New York limited liability company (“Bel Canto”), THE CHEFS’ WAREHOUSE WEST COAST, LLC, a Delaware limited liability company (“CW West Coast”), and THE CHEFS’ WAREHOUSE OF FLORIDA, LLC, a Delaware limited liability company (“CW Florida”), as Borrowers, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
     The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Account” has the meaning assigned to such term in the Security Agreement.
     “Account Debtor” means any Person obligated on an Account.
     “Act” has the meaning assigned to such term in Section 9.14.
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any CBFR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% plus (ii) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).
     “Administrative Agent” means Chase, in its capacity as administrative agent and collateral agent for the Lenders hereunder.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that (i) directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or (ii) with respect to any Loan Party or Subsidiary, has the power to vote, directly or indirectly, 10% or more of the Equity Interests of such specified Person.
     “Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.
     “Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.

     “Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans or Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders or, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposures at that time), (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Lenders, and (c) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (c) above.
     “Applicable Rate” means, for any day, with respect to any Loan, the applicable rate per annum set forth below under the appropriate Class.

Class	CBFR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	0.25%	2.25%
Term Loans	2.00%	4.00%
     “Approved Fund” has the meaning assigned to such term in Section 9.04.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Availability” means, at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments then in effect and (ii) the Borrowing Base then in effect minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
     “Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.
     “Available Revolving Commitment” means, at any time, the aggregate Revolving Commitments then in effect minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
     “Banking Services” means each and any of the following bank services provided to any Loan Party by Chase or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
     “Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
     “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” or “Borrowers” means, individually or collectively, Dairyland USA Corporation, a New York corporation, The Chefs’ Warehouse Mid-Atlantic, LLC, a Delaware limited liability company, Bel Canto Foods, LLC, a New York limited liability company, The Chefs’ Warehouse West Coast, LLC, a Delaware limited liability company, The Chefs’ Warehouse of Florida, LLC, a Delaware limited liability company, and any other entity added as a borrower hereunder pursuant to the terms and conditions of a Joinder Agreement.
     “Borrower Representative” has the meaning assigned to such term in Section 11.01.
     “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Term Loan made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (c) a Swingline Loan, (d) a Protective Advance and (e) an Overadvance.
     “Borrowing Base” means, at any time, the sum of (a) 85% of the Borrowers’ Eligible Accounts at such time, plus (b) the lesser of (i) 70% of the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, and (iii) $20,000,000, minus (c) Reserves. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.
     “Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of Borrower Representative, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.
     “Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.

     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP; provided, that, for purposes of calculating Fixed Charges, up to $10,000,000 of expenses incurred on or before the second anniversary of the Effective Date in connection with construction on the Borrowers’ new warehouse facility (in the New York, New Jersey, Connecticut tri-state area) shall not constitute Capital Expenditures.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, in each case, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.
     “CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CB Floating Rate.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than (i) Christopher Pappas, John Pappas, Dean Facatselis or Kay Facatselis, (ii) the officers, directors or management of Holdings as of the Effective Date or (iii) any corporation, limited liability company or partnership owned and controlled directly or directly by any Person or Persons described in clauses (i) and (ii), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or (b) Holdings shall cease to own and control all of the outstanding Equity Interests of the Borrowers and CW Parent on a fully diluted basis.
     “Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
     “Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
     “Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Swingline Loans, Protective Advances or Overadvances.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” means any and all property owned, leased or operated by a Person that is covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other holders of the Secured Obligations, to secure the Secured Obligations.
     “Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.
     “Collateral Documents” means, collectively, the Security Agreement and any other documents pursuant to which a Person grants a Lien upon any real or personal property as security for payment of the Secured Obligations.
     “Collection Account” has the meaning assigned to such term in the Security Agreement.
     “Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.
     “Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
     “Commitment Schedule” means the Schedule attached hereto identified as such.
     “Compliance Certificate” means a certificate of a Financial Officer of Holdings in substantially the form of Exhibit D.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Controlled Disbursement Account” means, collectively, the following accounts: account # 601894967 (Dairyland), account # 601894991 (CW Mid-Atlantic), account # 601894983 (CW West Coast), account # 601894975 (Bel Canto), and account # 886024124 (CW Florida); and any replacement or additional accounts of the Borrowers maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between a Borrower and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of a Borrower, any other Loan Party and any designated Subsidiary of a Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.
     “Credit Exposure” means, as to any Lender at any time, the sum (without duplication) of (a) such Lender’s Revolving Exposure, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding, plus (c) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.
     “Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.
     “CW Florida” has the meaning ascribed to it in the preamble.
     “CW Mid-Atlantic” has the meaning ascribed to it in the preamble.
     “CW Parent” means Chefs’ Warehouse Parent, LLC, a Delaware limited liability company.
     “CW West Coast” has the meaning ascribed to it in the preamble.
     “Dairyland” has the meaning ascribed to it in the preamble.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
     “Document” has the meaning assigned to such term in the Security Agreement.
     “dollars” or “$” refers to lawful money of the United States of America.

     “EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory or accounts receivable), (vi) any non-recurring fees, cash charges and other cash expenses made or incurred in connection with the IPO that are paid within sixty days of the consummation of the IPO in an aggregate amount not to exceed $1,000,000 (vii) non-recurring fees, cash charges and other cash expenses made or incurred in connection with a completed Permitted Acquisition to the extent reviewed and approved by the Administrative Agent and (viii) non-recurring cash charges related to workers’ compensation claims in an amount not to exceed $250,000 per Fiscal Year, minus (b) without duplication and to the extent included in Net Income, any extraordinary gains and any non-cash items of income for such period, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
     “Eligible Accounts” means, at any time, the Accounts of a Borrower which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account of a Borrower:
     (a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;
     (b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
     (c) (i) with respect to which the scheduled due date is more than 75 days after the date of the original invoice therefor, or (ii) which has been written off the books of such Borrower or otherwise designated as uncollectible;
     (d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;
     (e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds 20% of the aggregate amount of Eligible Accounts;
     (f) with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true in any material respect;
     (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing (only if further performance by the relevant Borrower is required), (iv) is contingent upon the Borrowers’ completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi)

relates to payments of interest unless such Account is otherwise eligible for inclusion in the Borrowing Base as an asset created in the ordinary course of business in accordance with ordinary business terms;
     (h) for which the goods giving rise to such Account have not been shipped or delivered to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrowers or if such Account was invoiced more than once;
     (i) [reserved];
     (j) which is owed by an Account Debtor which has, and such circumstance is continuing during the period in which Borrowers seek to have such Accounts treated as Eligible Account, (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
     (k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;
     (l) which is owed by an Account Debtor which (i) does not maintain at least one of its chief executive offices in the United States of America or Canada (other than the Nunavut, Yukon or Northwest Territories) or (ii) is not organized under applicable law of the United Stated of America, any state in the United Stated of America, Canada, or any province of Canada (other than the Nunavut, Yukon or Northwest Territories) unless, in either case, such Account is backed by a Letter of Credit or credit insurance reasonably acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by, the Administrative Agent;
     (m) which is owed in any currency other than U.S. or Canadian dollars;
     (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States of America unless such Account is backed by a Letter of Credit or credit insurance reasonably acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) the government of the United States of America, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction;
     (o) which is owed by any Affiliate of any Loan Party (other than a Borrower) or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;
     (p) [reserved];
     (q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but with respect to any particular Account, only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

     (r) which is subject to any counterclaim, deduction, defense, setoff or dispute but, with respect to any particular Account, only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
     (s) which is evidenced by any promissory note, chattel paper or instrument;
     (t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrowers to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrowers have filed such report or qualified to do business in such jurisdiction;
     (u) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof (but only to the extent of such agreed reduction), other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;
     (v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
     (w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrowers have an ownership interest in such goods, or which indicates any party other than a Borrower as payee or remittance party; or
     (x) which was created on cash on delivery terms.
     In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account of a Borrower, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion (or restored to such standards as in effect on the Effective Date), with any such changes to be effective no later than three Business Days after delivery of notice thereof by the Administrative Agent to the Borrower Representative and Lenders.
     “Eligible Inventory” means, at any time, the Inventory of a Borrower which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory of a Borrower shall not include any Inventory:
     (a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

     (b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
     (c) which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, in the ordinary course of business or unacceptable due to age, type, category and/or quantity;
     (d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;
     (e) in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
     (f) which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, goods subject to conditional sale, title retention or similar arrangements, or goods which are not of a type held for sale in the ordinary course of business;
     (g) which is not located in the United States of America or Canada (other than the Nunavut, Yukon or Northwest Territories) or is in transit with a common carrier (x) between Borrowers’ locations, to the extent such Inventory is in excess of $500,000, or (y) from vendors and suppliers;
     (h) which is of a value in excess of $100,000 and is located in any location leased by the Borrowers unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
     (i) which is of a value in excess of $100,000 and is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (x)(i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion and (y) such Inventory is not subject to a Negotiable Warehouse Receipt;
     (j) which is being processed offsite at a third party location or outside processor, and is not reasonably, separately identifiable as an asset of the Borrowers, or is in-transit to or from such third party location or outside processor;
     (k) which is a discontinued product or component thereof;
     (l) which is the subject of a consignment by such Borrower as consignor;
     (m) which is a liquid dairy product, eggs or produce;
     (n) which contains or bears any intellectual property rights licensed to the Borrowers, including “private label” Inventory, unless the Administrative Agent is satisfied, in its Permitted Discretion, that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
     (o) which is not reflected in a current perpetual inventory report of the Borrowers;
     (p) for which reclamation rights have been asserted in writing by the seller; or;
     (q) which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.
     In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective no later than three Business Days after delivery of notice thereof by the Administrative Agent to the Borrower Representative and Lenders.
     “Environmental Laws” means all laws (including, without limitation, common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to public or worker health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equipment” has the meaning assigned to such term in the Security Agreement.
     “Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Plan to satisfy the applicable “minimum funding standard” (as defined in Section 412(a) of the Code) for any plan year; (c) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure to make to any Plan a minimum required contribution as determined under Section 430 of the Code and Section 303(j) of ERISA; (e) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by any Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, or that any Multiemployer Plan is adopting, or is expected to adopt, a rehabilitation plan, all within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Excess Cash Flow” means, without duplication, with respect to any Fiscal Year of Holdings and its Subsidiaries, (a) the sum of (i) EBITDA and (ii) the decrease, if any, in the Working Capital from the beginning to the end of such period minus (b) the sum of (i) unfinanced Capital Expenditures, (ii) Fixed Charges (less any dividends or distributions paid in cash), (iii) the aggregate amount of non-cash adjustments to EBITDA for periods prior to the beginning of such period to the extent paid in cash by Holdings and Subsidiaries during such period, and (iv) the increase, if any, in the Working Capital from the beginning to the end of such period. Excess Cash Flow shall be calculated without any deductions for cash used to fund acquisitions, including Permitted Acquisitions.
     “Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or that is attributable to such Non U.S. Lender’s failure to comply with Section 2.17(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Taxes pursuant to Section 2.17(a).
     “Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 22, 2010, among the Loan Parties, Chase, as administrative agent, and the lenders party thereto.
     “Farm Products” means farm products of every kind and nature, including crops and products of crops, wherever located, including (a) “farm products” (as such term is defined in any Farm Products Law and/or the UCC in any jurisdiction) and (b) “perishable agricultural commodities” (as such term is defined in any Farm Products Law).

     “Farm Products Law” means (a) the Food Security Act, (b) PACA, (c) the PSA, (d) Article 20 of the Agriculture and Markets Law of the State of New York or (e) any other federal, state, or local laws from time to time in effect which regulate any matters pertaining to Farm Products, in each case, as the same now exists or may hereafter from time to time be amended, modified, recodified, or supplemented, together with all rules and regulations thereunder.
     “Farm Products Notice” has the meaning ascribed to such term in Section 3.20.
     “Farm Products Seller” means, individually and collectively, sellers, producers or suppliers of any Farm Products.
     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.
     “FDA” means the United States Food and Drug Administration, or any successor Governmental Authority.
     “FDC Act” means the United States Food, Drug, and Cosmetic Act (21 U.S.C. 201 et seq.) as amended to date together with any rules or regulations promulgated thereunder.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means that certain Fee Letter, dated as of the date hereof, among Borrowers and the Administrative Agent.
     “Financial Officer” means, with respect to any Person(s), the chief financial officer, principal accounting officer, treasurer or controller of such Person(s).
     “Fiscal Month” means any fiscal month in a Fiscal Year.
     “Fiscal Quarter” means each of four consecutive three-Fiscal Month periods in each Fiscal Year.
     “Fiscal Year” means the 52- or 53-week period ending in the month of December that Holdings and its Subsidiaries use for accounting and financial reporting purposes, which period does not necessarily conform to the calendar year. All references in the Loan Documents to the December 31 Fiscal Year shall be deemed to refer to the year end that the Borrowers actually use for financial reporting purposes.
     “Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus prepayments (other than mandatory Excess Cash Flow prepayments and prepayments of Indebtedness under Section 4.01(g) on the Effective Date) and scheduled principal payments on Indebtedness actually made, plus expense for taxes paid in cash, plus dividends or distributions paid in cash, plus Capital Lease Obligation payments, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.

     “Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Food Security Act” means the Food Security Act of 1985, as the same now exists or may from time to time hereafter be amended, restated, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
     “Funding Accounts” has the meaning assigned to such term in Section 4.01(h).
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or, in each case, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).
     “Governmental Permits” means all authorizations, approvals, licenses, registrations, certificates or exemptions issued by any Governmental Authority to Borrowers that are required or necessary for the development, manufacture, distribution, marketing, storage, transportation, use, or sale of the Loan Parties’ products.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Holdings” means The Chefs’ Warehouse, Inc., a Delaware corporation.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under any liquidated earn-out and (l) any other Off-Balance Sheet Liability of such Person. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided that Indebtedness shall not include earn out obligations relating to Permitted Acquisitions to the extent the conditions for payment thereof (other than the occurrence of a date certain) have not yet been satisfied.
     “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.
     “Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.07.
     “Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Holdings and its Subsidiaries for such period in accordance with GAAP.
     “Interest Payment Date” means (a) with respect to any CBFR Loan (other than a Swingline Loan), the first Business Day of each calendar quarter and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Maturity Date.
     “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing (including by continuation or conversion) and ending on the numerically corresponding day in the calendar month that is one, two, three, six or nine months thereafter, as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     “Inventory” has the meaning assigned to such term in the Security Agreement.
     “IPO” means the consummation on or before the Effective Date of an initial public offering by Holdings of its common Equity Interests pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with securities laws and otherwise in accordance with Requirements of Law resulting in (x) gross cash proceeds from the Equity Interests issued or sold pursuant to the IPO Documents of at least $100,000,000 and (y) net cash proceeds retained by the Loan Parties of at least $55,000,000.
     “IPO Documents” shall mean the Form S-1 Registration Statement filed by Holdings which became effective on July 27, 2011, as declared effective by the SEC.
     “IRS” means the United States Internal Revenue Service.
     “Issuing Bank” means Chase, in its capacity as the issuer of Letters of Credit, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit E.
     “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure.
     “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) EBITDA for the period of twelve consecutive Fiscal Months ended on such date (or, if such date is not the last day of a Fiscal Month, ended on the last day of the Fiscal Month most recently ended prior to such date).
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with a CBFR Borrowing, such rate shall be determined as modified by the definition of Adjusted One Month LIBOR Rate.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Fee Letter and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
     “Loan Guarantor” means each Loan Party.
     “Loan Guaranty” means Article X of this Agreement and each separate Guarantee, in form and substance satisfactory to the Administrative Agent, as it may be amended or modified and in effect from time to time.
     “Loan Parties” means Holdings, CW Parent, the Borrowers, the Borrowers’ Subsidiaries and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement or otherwise and their successors and assigns.
     “Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects, properties or condition (financial or otherwise) of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders and other holders of the Secured Obligations) on the Collateral or the priority of such Liens, in each case, as to Collateral having an aggregate value in excess of $1,000,000, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents (other than with respect to Collateral having an aggregate value of $1,000,000 or less).
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and its Subsidiaries in an aggregate principal amount exceeding $500,000. For purposes of determining Material

Indebtedness, the “obligations” of any Loan Party or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Material Real Property” has the meaning assigned to such term in Section 5.13(d).
     “Maturity Date” means August 2, 2015 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
     “Maximum Liability” has the meaning assigned to such term in Section 10.10.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgages” means any mortgage, deed of trust or other agreement which conveys or grants a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders and other holders of the Secured Obligations, on real property of a Loan Party, including any amendment, modification or supplement thereto.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Negotiable Warehouse Receipt” means any receipt received by any Loan Party from any warehouse that is negotiable or that states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.
     “Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) (except as set forth in Section 6.13(c) and in the definition of “Permitted Acquisition”) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
     “Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.
     “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Loan Parties and their Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of Borrower Representative).
     “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
     “Non-U.S. Lender” means a Lender that is not a U.S. Person.
     “Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.
     “Obligated Party” has the meaning assigned to such term in Section 10.02.
     “Obligations” means all unpaid principal of and all accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.
     “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
     “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).
     “Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).
     “Overadvance” has the meaning assigned to such term in Section 2.05(b).
     “PACA” means the Perishable Agricultural Commodities Act, 1930, as amended, 7 U.S.C. Section 499a et seq., as the same now exists or may from time to time hereafter be amended, restated, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
     “Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.
     “Participant” has the meaning assigned to such term in Section 9.04(c).

     “Participant Register” has the meaning assigned to such term in Section 9.04(c).
     “Paying Guarantor” has the meaning assigned to such term in Section 10.11.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Acquisition” means the acquisition of all or substantially all of the assets or all of the Equity Interests of any Person by a Loan Party to the extent that each of the following conditions shall have been satisfied:
     (a) (i) as of the date of such acquisition (or such earlier date, up to five Business Days prior to the date of such acquisition, as Administrative Agent may agree) Pro Forma Availability shall equal or exceed $10,000,000, (ii) (A) the Consolidated Fixed Charge Coverage Ratio for Holdings and its Subsidiaries as of the end of the Fiscal Month most recently ended and reported pursuant to Section 5.01(b) shall equal or exceed 1.25 to 1.00, and (B) the Leverage Ratio for Holdings and its Subsidiaries shall not exceed the maximum amount permitted under Section 6.13(b) as of the end of the Fiscal Month most recently ended and reported pursuant to Section 5.01(b), in the case of clauses (A) and (B) calculated on a pro forma basis after giving effect to such acquisition based on the actual financial results of such Person (or of the Person from whom the assets comprising such acquisition are to be acquired), and not including any projected results or synergies, as though such acquisition had been consummated on the first day of such Fiscal Month;
     (b) the Borrowers shall have furnished to the Administrative Agent at least seven Business Days prior to the consummation of such Acquisition (1) an executed term sheet and/or commitment letter (if any) (setting forth in reasonable detail the terms and conditions of such acquisition) and such other information and documents that the Administrative Agent may reasonably request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (2) pro forma financial statements of Holdings and its Subsidiaries giving effect to the consummation of such acquisition, (3) copies of such other agreements, instruments or other documents as the Administrative Agent may reasonably request and (4) a certificate of a Financial Officer of Borrower Representative, in form and substance satisfactory to Administrative Agent, that: (x) shows the calculations of the covenants set forth in clause (a) above; (y) certifies that such proposed Permitted Acquisition otherwise satisfies the conditions set forth herein for a Permitted Acquisition; and (z) certifies that the Loan Parties have completed their due diligence investigation with respect to the proposed Permitted Acquisition and the proposed target, which investigation was conducted in a manner at least consistent with the Loan Parties’ historical practices in connection with acquisitions and the results of such investigation were satisfactory;
     (c) (1) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such acquisition, assume or remain liable in respect of any Indebtedness or other obligation of any other Person (except for Indebtedness that is otherwise expressly permitted hereunder or that the Administrative Agent, with the consent of the Required Lenders, otherwise expressly consents to in writing after its review of the terms of the proposed acquisition), and (2) all property to be acquired in connection with such acquisition shall be free and clear of any and all Liens, except for Liens expressly permitted by Section 6.02 (and if any such property is subject to any Lien not permitted by this clause (2) then concurrently with the consummation of such Acquisition such Lien shall be released);

     (d) the Subsidiary, if any, to be acquired as a result of such acquisition shall be organized in the United States of America, the assets to be acquired as a result of such acquisition shall be located in the United States of America or Canada (other than the Nunavut, Yukon or Northwest Territories), any assets or Subsidiary to be acquired shall be engaged in the same business in which the Borrowers are engaged on the date hereof, or businesses reasonably related, ancillary or complimentary thereto, or a logical extension thereof, and the consummation of such acquisition shall be friendly, consensual in nature and on terms reasonably satisfactory to all of the parties to such acquisition;
     (e) such acquisition shall be effected in such a manner so that the acquired Equity Interests or assets are owned by a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person (provided, that if a Borrower is involved in such a merger involving non-Borrower Loan Parties, the Borrower shall be the continuing or surviving Person);
     (f) on or prior to the date such acquisition is consummated, any such Subsidiary (and its equityholders) shall execute and deliver to the Administrative Agent the agreements, instruments and other documents required by Section 5.13 or the Security Agreement;
     (g) on or prior to the date such acquisition is consummated (or such later date as Administrative Agent may reasonably agree), Administrative Agent shall be granted a first-priority perfected Lien (subject only to Liens permitted by Section 6.02) in all assets (including Equity Interests) so acquired and the Loan Parties shall have delivered any documents or instruments required under the Loan Documents with respect to such additional Collateral;
     (h) aggregate consideration for all such acquisitions consummated on or after the Effective Date shall not exceed $35,000,000 in any twelve month period; and
     (i) no Event of Default shall have occurred and be continuing or be caused thereby;
     provided, that following consummation of a Permitted Acquisition, the Accounts and Inventory so acquired shall not be included in the Borrowing Base as Eligible Accounts or Eligible Inventory until such time as Administrative Agent shall have received a satisfactory audit, appraisal or field exam of such Accounts and Inventory and Administrative Agent, in its Permitted Discretion, shall have determined that such Accounts and Inventory may be included in the Borrowing Base as Eligible Accounts and Eligible Inventory.
     “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
     “Permitted Encumbrances” means:
     (a) Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law arising in the ordinary course of business and securing obligations that are not overdue by more than thirty days or are being contested in compliance with Section 5.04;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business of the Borrowers that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any if Holdings or the Subsidiaries;
     (g) Liens in favor of, or claims or rights of any producer, grower or seller under PACA, the Food Security Act or PSA relating to aggregate obligations of $100,000 or less.
     “Permitted Holdings Dividends” means dividends paid by a Loan Party to Holdings:
     (i) to the extent actually used substantially concurrently by Holdings to pay the same, in amounts necessary to pay (x) such franchise taxes and other fees required to maintain the legal existence of Holdings and (y) out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings; provided, that the aggregate amount of dividends paid under this clause (i) shall not to exceed $500,000 in any period of twelve consecutive months;
     (ii) in amounts necessary to enable (x) Holdings to repurchase or redeem its Equity Interest or (y) Holdings or the holders of Holdings’ Equity Interests to pay withholding taxes due as a result of its ownership of Holdings or any other Loan Party; provided, that (x) the aggregate amount of such dividends shall not exceed $750,000 in any period of twelve consecutive months, (y) after giving effect to such dividend Availability shall be at least $7,500,000 and (z) such dividend shall be actually used for a purpose set forth above substantially concurrently with the making of such dividend; and
     (iii) to the extent necessary to permit, and actually used substantially concurrently by, Holdings to discharge the consolidated Tax liabilities of the Loan Parties or Taxes attributable to the distributions used to pay such consolidated Tax liabilities.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prepayment Event” means:
     (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party; or
     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party; or
     (c) the issuance by Holdings or any Subsidiaries of any Equity Interests after the Effective Date, or the receipt by Holdings or any Subsidiaries of any capital contribution (it being agreed that the receipt of proceeds from the IPO on or prior to the third Business Days after the Effective Date shall not be considered a “Prepayment Event”); or
     (d) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01; or
     (e) the receipt of cash by Holdings or any Subsidiary not in the ordinary course of business, in respect of (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than payments or proceeds that represent reimbursement for amounts paid by Holdings or any Subsidiary within the six months immediately preceding such judgment, settlement or other cause of action), (iv) indemnity payments (other than indemnity payments that represent reimbursement for amounts paid by Holdings or any Subsidiary within the six months immediately preceding such indemnity payment) and (v) any purchase price adjustment received in connection with any purchase agreement.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Pro Forma Availability” means as of any date in respect of a pending potential Permitted Acquisition, an amount equal to (i) Availability as of such date minus (ii) the sum of (A) the aggregate amount of cash to be paid to the Person(s) whose assets or Equity Interests are the target of such Permitted Acquisition plus (B) the aggregate amount of fees and expenses payable to unaffiliated third parties by Holdings or any of its Subsidiaries in connection with such Permitted Acquisition, in each case, at or within three months after the closing of such Permitted Acquisition and estimated in a manner reasonably acceptable to the Administrative Agent. Pro Forma Availability may include the Accounts and Inventory to be acquired in such Permitted Acquisition to the extent (i) such Accounts or Inventory otherwise constitute Eligible Accounts or Eligible Inventory, as applicable, and (ii) an inspection or appraisal of such assets satisfactory to Administrative Agent has been completed.
     “Projections” has the meaning assigned to such term in Section 5.01(e).
     “Protective Advance” has the meaning assigned to such term in Section 2.04.
     “PSA” means the Packers and Stockyard Act of 1921, 7 U.S.C. 181, as the same now exists or may from time to time hereafter be amended, restated, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
     “Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.
     “Register” has the meaning assigned to such term in Section 9.04.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
     “Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing at least 66 2/3% of the sum of the Aggregate Credit Exposure and unused Commitments; provided that, as long as there are only two Lenders, Required Lenders shall mean both Lenders.
     “Required Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposure and unused Revolving Commitments representing at least 66 2/3% of the sum of the aggregate Revolving Exposure and unused Revolving Commitments; provided that, as long as there are only two Revolving Lenders, Required Revolving Lenders shall mean both Revolving Lenders.
     “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any of its Subsidiaries to their Equity Interest holders in such capacity, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in Holdings or its Subsidiaries, or any payment of management or similar fees to any Person.
     “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 or (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $50,000,000.
     “Revolving Exposure” means, with respect to any Lender at any time, the sum (without duplication) of (a) the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding.
     “Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
     “Revolving Loan” means a Loan made pursuant to Section 2.01(a).
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that (x) at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents and (y) by accepting the benefits of the Collateral Documents, any non-Lender that is a holder of Banking Services Obligations or Swap Obligations shall be subject to the covenants of the Lenders set forth in Article VIII and Section 9.16 (provided that, for purposes of clarification, such holder shall have no rights as a Lender, including for purposes of appointing a successor Administrative Agent).
     “Secured Party” means Administrative Agent, each Lender and each other holder of any Secured Obligation of a Loan Party.
     “Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders and the other holders of the Secured Obligations, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party or any other Person, as the same may be amended, restated or otherwise modified from time to time.
     “Settlement” has the meaning assigned to such term in Section 2.05(d).
     “Settlement Date” has the meaning assigned to such term in Section 2.05(d).
     “Standby LC Exposure” means, at any time, the sum (without duplication) of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure. Letter of Credit number CTCS-764-535 in the face amount of $120,000 outstanding under the Existing Credit Agreement shall be continued as a standby Letter of Credit hereunder, and shall be subject to the renewal and extension terms hereunder.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subordinated Indebtedness” of a Person means any Indebtedness of such Person (including seller notes) the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” means any direct or indirect subsidiary of Holdings.
     “Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

     “Swap Obligations” of a Loan Party means any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
     “Swingline Exposure” means, at any time, the sum of the aggregate of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure.
     “Swingline Lender” means Chase, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” has the meaning assigned to such term in Section 2.05(a).
     “Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Lenders” means, as of any date of determination, Lenders having a Term Loan Commitment.
     “Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Term Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Term Lender, as applicable, and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $30,000,000 on the Effective Date. After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to such Term Lender’s Applicable Percentage of the Term Loans.
     “Term Loans” means the Term Loans extended by the Term Lenders to the Borrowers pursuant to Section 2.01(b).
     “Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP. For purposes of determining Total Indebtedness, the Indebtedness of any Loan Party or any Subsidiary in respect of any Swap Agreement on any date of determination shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the repayment of the Indebtedness required hereunder and the IPO.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the CB Floating Rate.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the attachment,

perfection or priority of, or remedies with respect to, Administrative Agent’s or any Lender’s Lien on any Collateral.
     “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature; (iii) an obligation to provide collateral to secure any of the foregoing types of obligations; or (iv) an indemnity.
     “U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “Withholding Agent” means the Borrower Representative and the Administrative Agent.
     “Working Capital” means, at any date, the excess of current assets of Holdings and its Subsidiaries on such date (excluding cash and Permitted Investments) over current liabilities of Holdings and its Subsidiaries on such date (excluding any outstanding Revolving Loans and Swingline Loans and the current portion of any other Indebtedness), all determined on a consolidated basis in accordance with GAAP.
     Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
     Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless expressly provided to the contrary or the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value”, as defined therein.
ARTICLE II
THE CREDITS
     Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make (a) Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) Availability being less than $0, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05 and (b) a Term Loan to the Borrowers on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.
     Section 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan, Protective Advance or Overadvance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance, Overadvance or Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.
     (b) Subject to Sections 2.04, 2.05 and 2.14, each Revolving Loan Borrowing and Term Loan Borrowing shall be comprised entirely of CBFR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith; provided that (x) all Borrowings made on the Effective Date must be made as CBFR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08 and (y) each Swingline Loan shall be a CBFR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. CBFR Revolving Borrowings may be in any amount. Each Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $250,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding at any time.

     (d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     Section 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone not later than (a) in the case of a Eurodollar Borrowing, 10:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing, noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of a CBFR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and each telephonic Borrowing Request shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each Borrowing Request shall specify the following information:
     (i) the name of the applicable Borrower(s);
     (ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
     (iii) the date of such Borrowing, which shall be a Business Day;
     (iv) whether such Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and
     (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a CBFR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.04. Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $3,000,000; provided, further, that the aggregate amount of outstanding Protective Advances plus the Aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be CBFR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
     (b) Upon the making of a Protective Advance by the Administrative Agent in accordance with Section 2.04(a) (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
     Section 2.05. Swingline Loans and Overadvances. (a) The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests a CBFR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrowers, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05 is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other CBFR Loans funded by the Revolving Lenders (including satisfaction of the conditions set forth in Section 4.02), except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m., New York City time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account(s), the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrowers a Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Borrowers shall be deemed to have requested a CBFR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $3,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before giving effect to such Swingline Loan). All Swingline Loans shall be CBFR Borrowings.
     (b) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation) make Revolving Loans to the Borrowers, on behalf of the Revolving Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this , but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall constitute CBFR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $5,000,000 at any time, no Overadvance may remain outstanding for more than thirty days and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that the Required Revolving Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
     (c) Upon the making of a Swingline Loan or an Overadvance in accordance with, as applicable, Section 2.05(a) or 2.05(b) (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.
     (d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone or e-mail no later than 1:00 p.m. New York City time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York City time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.
     Section 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein (including satisfaction of the conditions set forth in Section 4.02), the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $2,000,000, (ii) the Standby LC Exposure shall not exceed $500,000 and (iii) the Aggregate Revolving Exposures shall not exceed the lesser of the aggregate Revolving Commitments and the Borrowing Base. Notwithstanding anything herein to the contrary, prior to requesting the issuance of a Letter of Credit, the Administrative Agent shall have received such letter of credit applications or master agreement as may be required by the Issuing Bank (and reasonably acceptable to Administrative Agent), which applications and/or agreements shall be properly completed and executed.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) not later than 11:00 a.m., New York City time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., New York City time, on such date, or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., New York City time, on (A) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., New York City time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a CBFR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting CBFR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of CBFR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to CBFR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Required Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a first-priority security interest in the LC Collateral Account and any amounts on deposit therein. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Revolving Lenders), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.
     Section 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage of such Loan; provided that Protective Advances shall be made as provided in Section 2.04 and Swingline Loans and Overadvances shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s) or as otherwise designated in the Borrowing Request; provided that CBFR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to CBFR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     Section 2.08. Interest Elections. (a) Except Borrowings on the Effective Date, each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.
     (b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic

Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.
     Section 2.09. Termination and Reduction of Commitments; Increase in Revolving Commitments. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) all other Commitments shall terminate on the Maturity Date.
     (b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent and Issuing Bank) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.
     (c) The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $2,500,000 and not less than $2,500,000; (ii) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the lesser of the total Revolving Commitments, the Borrowing Base or the outstanding Term Loan; and (iii) any such reduction shall be permanent.
     (d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under the foregoing paragraphs of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
     (e) Prior to any reduction of the Revolving Commitments pursuant to Section 2.09(c), the Borrowers shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 and shall not exceed $20,000,000 in the aggregate for all such increases, (ii) the Administrative Agent has approved any such new Lender, such approval not to be unreasonably withheld, (iii) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (iv) the procedure described in Section 2.09(f) has been satisfied. For purposes of clarification, no Lender is committed to provide any such increase and no Lender’s Commitment may be increased without the consent of such Lender.
     (f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment. As a condition precedent to such an increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date in all material respects, and (B) no Default exists.
     (g) Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding CBFR Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages and the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation. Eurodollar Loans shall not be reallocated among the Lenders until the expiration of the applicable Interest Period in effect at the time of any such increase, at which time any such Eurodollar Loans being continued shall be reallocated, and any such Eurodollar Advances being converted to CBFR Advances shall be converted and allocated, among the Lenders (including the newly added Lenders) at such time.
     Section 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and two Business Days after demand therefor by the Administrative Agent and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and the thirtieth day after such Overadvance is made. The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Term Lender on the first Business Day of each month (commencing on the first such date to occur after the Effective Date) equal principal installments of $500,000 (as adjusted from time to time pursuant to Section 2.11(e) or otherwise under the Loan Documents). To the extent not previously paid, all the then unpaid balances of all Term Loans shall be paid in full by the Borrowers on the Maturity Date.
     (b) On each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, in such order and in such amounts as Administrative Agent may determine, and second to prepay the Revolving Loans (including Swingline Loans), in such order and in such amounts as Administrative Agent may determine, and third to cash collateralize outstanding LC Exposure.
     (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (e) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
     (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     Section 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (f) of this Section.
     (b) Except for Overadvances permitted under Section 2.05 and, with respect to clause (B) below, Protective Advances, in the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments then in effect and (B) the Borrowing Base then in effect, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.
     (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Subsidiary in respect of any Prepayment Event, the Borrowers shall, within one Business Day after such Net Proceeds are received by such Loan Party or Subsidiary, prepay the Obligations as set forth in Section 2.11(e) below in an aggregate amount equal to 100% of such Net Proceeds; provided that, (x) in the case of any event described in clause (a), (b), (c) or (e) of the definition of the term “Prepayment Event,” no payment shall be due under this Section until the aggregate proceeds received in connection with such Prepayment Events after the Effective Date exceed $750,000 and (y) in the case of any event described in clause (b) of the definition of the term “Prepayment Event” (other than insurance and condemnation proceeds arising from casualty or losses to Inventory), if the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then (A) in the case of the Borrowers, such Net Proceeds shall be applied by the Administrative Agent to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Revolving Commitment) and upon such application, Administrative Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied and (B) in the case of any Loan Party that is not a Borrower, such Net Proceeds shall be deposited in a cash collateral account, and in the case of either clause (A) or (B), thereafter, such funds shall be made available to the applicable Loan Party as follows:
     (i) the Borrower Representative shall request a Revolving Borrowing (specifying that the request is to use Net Proceeds pursuant to this Section) or the applicable Loan Party shall request a release from the cash collateral account be made in the amount needed;
     (ii) so long as the conditions set forth in Section 4.02 have been met, the Revolving Lenders shall make such Revolving Borrowing or the Administrative Agent shall release funds from the cash collateral account; and
     (iii) in the case of Net Proceeds applied against the Revolving Borrowing, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Borrowing;
provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180-day period, a prepayment in accordance with Section 2.11(e) shall be required in an amount equal to such Net Proceeds that have not been so applied; provided, further that the Borrowers shall not be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) with respect to Net Proceeds in any Fiscal Year in an aggregate amount in excess of $3,000,000. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion. Nothing in this clause (c) shall be deemed to be implied consent to any transaction underlying a Prepayment Event that is otherwise prohibited by the terms of this Agreement.
     (d) Until the Maturity Date, the Borrowers shall prepay the Obligations as set forth in Section 2.11(e) below on the date that is ten days after the earlier of (i) the date on which Holding’s and its Subsidiaries’ annual audited financial statements for the immediately preceding Fiscal Year are delivered pursuant to Section 5.01 and (ii) the date on which such annual audited financial statements were required to be delivered pursuant to Section 5.01, in an amount equal to 50% of the Loan Parties’ Excess Cash Flow for the immediately preceding Fiscal Year, beginning with the partial Fiscal Year that commences on the first day of the first full Fiscal Month beginning after the Effective Date and ends on the last day of the Fiscal Month ending closest to December 31, 2011 (provided, that such (x) percentage shall be reduced to 25% at such time as the outstanding principal balance of the Term Loans is less than $20,000,000 and (y) the mandatory payment under this paragraph (d) shall be capped at (1) $1,500,000 for the Fiscal Year ending most closely to December 31, 2011 and (2) $3,000,000 for each Fiscal Year thereafter). Each Excess Cash Flow prepayment shall be accompanied by a certificate signed by a Financial Officer of the Borrower Representative certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to Administrative Agent.
     (e) All amounts prepaid pursuant to Section 2.11(c) and (d) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay the Term Loans (to be applied to installments of the Term Loans in inverse order of maturity) and third to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure; provided, that any insurance and condemnation proceeds arising from casualty or losses to Inventory prepaid pursuant to Section 2.11(c) shall be applied first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure and third to prepay the Term Loans (to be applied to installments of the Term Loans in inverse order of maturity).
     (f) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder not later than 10:00 a.m., New York City time, (A) in the case of prepayment of a Eurodollar Borrowing, three Business Days before the date of prepayment, or (B) in the case of prepayment of a CBFR Borrowing, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and amounts due under Section 2.16.

     Section 2.12. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a per annum rate equal to 0.375% on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October (commencing on the first such date to occur after the date hereof) and on the date on which the Revolving Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
     (b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
     (c) The Borrowers agree to pay to the Administrative Agent, for its own account (as applicable), the fees payable under the Fee Letter as and when the same are due and such other fees in the amounts and at the times as are separately agreed upon between the Borrowers and the Administrative Agent.
     (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
     Section 2.13. Interest. (a) The Loans (other than those covered in clause (c)) comprising each CBFR Borrowing (including each Swingline Loan) shall bear interest at the CB Floating Rate plus the Applicable Rate.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
     (c) Each Protective Advance and each Overadvance shall bear interest at the CB Floating Rate plus the Applicable Rate for Revolving Loans plus 2%.

     (d) Notwithstanding the foregoing, during the occurrence and continuance of a Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder; provided that no notice shall be required and the foregoing rates shall automatically take effect upon the occurrence of a Default under Paragraphs (a), (h), (i) or (j) of Article VII.
     (e) Accrued interest on each Loan (for CBFR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     Section 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing.
     Section 2.15. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or
     (iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes));
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
     Section 2.17. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.
     (b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within ten days after the Recipient delivers to the Borrower Representative a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

     (e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
     (f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below or Section 2.17(f)(iii) below to the extent such documentation is required by law) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower Representative or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower Representative and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
     (ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies reasonably requested by the Borrower Representative and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
     (A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
     (B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form

W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
     (C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
     (D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a tax certificate substantially in the form of Exhibit F-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
     (E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit F-2 on behalf of such partners; or
     (F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower Representative or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
     (iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
     (g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnifying party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
     (h) Issuing Bank. For purposes of Section 2.17(e) and (f), the term “Lender” includes any Issuing Bank.
     Section 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 4:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, or to the account designated by Administrative Agent, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall accrue and be payable for the period of such extension. All payments hereunder shall be made in dollars.
     (b) (i) Any proceeds of Collateral received by the Administrative Agent prior to the occurrence of an Event of Default that do not constitute either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account (which shall be applied in accordance with Section 2.10(b)), shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances, Protective Advances and Term Loans) ratably, sixth, to prepay principal on the Loans (other than the Overadvances, Protective Advances and Term Loans) and unreimbursed LC Disbursements ratably, seventh, to deposit an amount with the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations; and (ii) any proceeds of Collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the

Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably (with amounts applied to the Term Loans applied to installments of the Term Loans in inverse order of maturity), seventh, to deposit an amount with the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender and tenth, to the payment of any other Secured Obligation. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding CBFR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
     (c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
     (d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
     (e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to clauses (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.
     Section 2.19. Mitigation Obligations; Replacement of Lenders.
     (a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment);

provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
     Section 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);
     (b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Required Revolving Lenders have taken or may take any action hereunder;
     (c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
     (i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
     (iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
     (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

     (v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is reallocated and/or cash collateralized; and
     (d) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
     If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Bank, to defease any risk in respect of such Lender hereunder.
     In the event that each of the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
     Section 2.21. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
     Section 2.22. Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Obligations will be placed.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Each Loan Party represents and warrants to the Lenders that:
     Section 3.01. Organization; Powers. Each Loan Party and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     Section 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or the assets of any Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.
     Section 3.04. Financial Condition; No Material Adverse Change. (a) Holdings has heretofore furnished to the Administrative Agent and the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of Holdings and its consolidated Subsidiaries (i) as of and for the Fiscal Year ended December 24, 2010, reported on by BDO Seidman, LLP, independent public accountants and (ii) as of and for the Fiscal Month and the portion of the Fiscal Year ended June 24, 2011, in each case, certified by a Financial Officer of Holdings. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes in the case of the statements referred to in clause (ii) above.
     (b) Holdings has heretofore furnished to the Administrative Agent and the Lenders projected monthly balance sheets, income statements and statements of cash flows of Holdings and its Subsidiaries for Fiscal Years 2011 through 2015. Such projections were prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, and Holdings is not aware of any facts or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

     (c) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 24, 2010.
     Section 3.05. Properties. (a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02. All such property is in good working order and condition, ordinary wear and tear and damage by casualty excepted.
     (b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by each Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for such infringements which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and, except as set forth on Schedule 3.05, each Loan Party’s rights thereto are not subject to any licensing agreement or similar arrangement. Schedule 3.05 sets forth a complete and accurate list of all registered Intellectual Property owned by each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Loan Party, threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.06. Litigation and Environmental Matters. (a) Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority (including, without limitation, the FDA) pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve the Loan Documents.
     (b) Except for the matters disclosed on Schedule 3.06, (i) no Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability that, individually or in the aggregate, could not reasonably be expected to result in liability to the Loan Parties in excess of $500,000 in the aggregate and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in liability to the Loan Parties in excess of $500,000 in the aggregate, no Loan Party nor any Subsidiary (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability or knows of any basis for any Environmental Liability.
     (c) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.06 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     Section 3.07. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     Section 3.08. Investment Company Status; Margin Stock. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. No Loan Party or any Subsidiary is engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.
     Section 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and other material reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes, other than Permitted Encumbrances.
     Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. All minimum required contributions (within the meaning of Section 430 of the Code) have been timely made with respect to each Plan. Each employee benefit pension plan (within the meaning of Section 3(2) of ERISA) maintained or sponsored by a Loan Party, or under which a Loan Party has any liability, which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, and, except as could not reasonably be expected to result in a Material Adverse Effect, no event or condition exists which could reasonably be expected to jeopardize such qualified status. Except as could not reasonably be expected to result in a Material Adverse Effect, no Loan Party has any obligation to provide post-retirement health care benefits to any individual other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, or other similar state law.
     Section 3.11. Disclosure. Each Loan Party has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Loan Parties each represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.
     Section 3.12. Material Agreements. All material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

     Section 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
     (b) No Loan Party intends to, or will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
     Section 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers and Holdings believe that the insurance maintained by or on behalf of the Holdings and its Subsidiaries is adequate.
     Section 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a true and complete listing of each class of each Loan Party’s and Subsidiary’s authorized Equity Interests and the holders thereof; provided that with respect to Holdings, Schedule 3.15 only lists those holders owning at least 5% of the Equity Interests of Holdings as of the Effective Date, and (b) the type of entity and jurisdiction of organization of Holdings and each of its Subsidiaries. All of the issued and outstanding Equity Interests of each Loan Party and the Subsidiaries have been duly authorized and issued and are fully paid and non-assessable and, except as set forth on Schedule 3.15, no holder of such Equity Interest is entitled to any preemptive, first refusal or other similar rights.
     Section 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Liens permitted by Section 6.02, to the extent any such Liens (to the extent permitted by Section 6.02) would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral, (c) Liens on intellectual property perfected only by making filings with the applicable Governmental Authority to the extent such filings have not been made, (d) real estate and (e) assets subject to certificates of title.
     Section 3.17. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except to the extent the failure to so comply with such acts and laws could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.
     Section 3.18. Nature of Business; Permits and Licenses; Tradenames. (a) No Loan Party or Subsidiary is engaged in any business other than those engaged in on the Effective Date and those reasonably related, complementary or ancillary thereto or a logical extension thereof.
     (b) Each Loan Party has, and is in compliance with, all Governmental Permits and all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent that the failure to have or be in compliance with all such Governmental Permits, permits, licenses, authorizations, approvals, entitlements and accreditations could not reasonably be expected to result in a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, except that could not reasonably be expected to result in a Material Adverse Effect, and there is no claim that any thereof is not in full force and effect.
     (c) Schedule 3.18 hereto sets forth a complete and accurate list of all trade names, business names or similar appellations used by each Loan Party or Subsidiary or any of their divisions or other business units during the past five years.
     Section 3.19. Location of Bank Accounts. Schedule 3.19 sets forth a complete and accurate list of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by or for the benefit of each Loan Party and Subsidiary, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).
     Section 3.20. Notices from Farm Products Sellers. None of the Loan Parties has, within the one year period prior to the Effective Date, received any written notice pursuant to the applicable provisions of any Farm Products Law, or pursuant to the UCC or any state statutory agricultural or producers’ lien laws or any other applicable local laws from (i) any Farm Products Seller or (ii) any lender to, or any other Person with a security interest in the assets of, any Farm Products Seller or (iii) the Secretary of State (or equivalent official) or other Governmental Authority, from any jurisdiction in which any Farm Products purchased by any Loan Party or any of its Subsidiaries are produced, in any case, advising or notifying such Loan Party or Subsidiary of the intention of such Farm Products Seller or other Person to preserve the benefits of any trust, lien or other interest applicable to any assets of such Loan Party or Subsidiary established in favor of such Farm Products Seller or other Person or claiming a Lien or security interest in and to any Farm Products which may be or have been purchased by such Loan Party or Subsidiary or any related or other assets of such Loan Party or Subsidiary (all of the foregoing, together with any such notices as any Loan Party or Subsidiary may at any time hereafter receive, collectively, the “Farm Products Notices”), except where the aggregate value of such Farm Products subject to a Farm Products Notice is less than $100,000.
     Section 3.21. Customers and Suppliers. There exists no actual or, to the knowledge of any Loan Party, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand, except, under clauses (i) or (ii), as could not reasonably be expected to have a Material Adverse Effect; and, to the knowledge of each Loan Party, there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.
     Section 3.22. Affiliate Transactions. Except as set forth on Schedule 3.22, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party (except that any such Persons may own stock in (but not exceeding 2.0% of the outstanding Equity Interests of) any publicly traded company that may compete with a Loan Party.
     Section 3.23. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.
     Section 3.24. Foreign Assets Control Regulations and Anti-Money Laundering. Each Loan Party and Subsidiary is and will remain in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party and no Subsidiary or Affiliate of a Loan Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.
     Section 3.25. Patriot Act. The Loan Parties, the Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

     Section 3.26. FDA Matters.
     (a) Except as noted in paragraph (b), Borrowers and the operation of their food facilities in the United States are in compliance with and are not in violation of all applicable Requirements of Law (including the FDC Act), regulations, rules, standards, guidelines, policies, and orders administered or issued by FDA or any comparable Governmental Authority (including, without limitation, as applicable, the Bioterrorism Act (21 CFR 1.326-1.368), prohibited cattle materials (21 CFR 189.5), import notification requirements (21 CFR 1.276-1.285) and FDA recommended practices governing food security), except for failures to comply or violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (b) Since December 31, 2010, no Governmental Authority has served notice on any Loan Party or its Subsidiaries that the business or the assets of the Loan Parties or their Subsidiaries, may be, or are in material violation of any Requirement of Law or the subject of any material investigation, except for violations or investigations that, individually or in the aggregate, could not reasonably be expected to result a Material Adverse Effect.
     (c) Since December 31, 2010, no Loan Party or its Subsidiaries has received notice from any Governmental Authority nor does any Loan Party have any knowledge that there are any circumstances currently existing which would be reasonably likely to lead to any loss of or refusal to renew any material governmental licenses, permits, registrations, product registrations, Governmental Permits, approvals, authorizations related to the business and that the terms of all such licenses, permits, registrations, product registrations, governmental permits, approvals, and authorizations currently in force, except for any notice or circumstance that, individually or in the aggregate, could not reasonably be expected to result a Material Adverse Effect.
     (d) The Loan Parties have no knowledge of any acts with respect to their food business or products that furnish a reasonable basis for a warning letter, untitled letter, Section 305 notice, or other similar communication from FDA or any Governmental Authority, except for any acts that, individually or in the aggregate, could not reasonably be expected to result a Material Adverse Effect.
     (e) The Loan Parties are not subject to any obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response or commitment made to or with FDA or any Governmental Authority with respect to their food and food product business, except for any acts that, individually or in the aggregate, could not reasonably be expected to result a Material Adverse Effect.
     (f) The Loan Parties’ products comply in all material respects with Requirements of Laws, pertaining to labeling and advertising and bear all required warning statements and allergen declarations.
ARTICLE IV
CONDITIONS
     Section 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in form and substance satisfactory to Administrative Agent (together with any other opinions separately described herein).
     (b) Financial Statements and Projections. The Lenders shall have received the financial statements referenced in Section 3.04, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of Holdings and its Subsidiaries since December 24, 2010. Additionally, Holdings and its Subsidiaries shall have timely delivered all items required to be delivered on or before the date hereof under Section 5.01 of the Existing Credit Agreement.
     (c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing (or similar) certificate for each Loan Party from its jurisdiction(s) of organization and foreign qualification.
     (d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of each Loan Party, on the Effective Date (i) certifying that no Default has occurred and is continuing, (ii) certifying that the representations and warranties contained in Article III are true and correct as of such date, (iii) certifying that all consents, authorizations and approvals required from Governmental Authorities and other third parties in connection with the Loan Documents, in each case, have been obtained and are in full force and effect; and (iv) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
     (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.
     (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
     (g) Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness of the Loan Parties (including the Existing Credit Agreement, but excluding Indebtedness permitted under Section 6.01 and existing letters of credit that shall be deemed to be Letters of Credit issued and outstanding under this Agreement on the Effective Date) to be repaid on the Effective Date, confirming that all Liens upon any of the property of the Loan Parties constituting

Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit (except to the extent such existing letters of credit are expressly continued hereunder). Any amounts required to be paid pursuant to such pay-off letters will be paid with net proceeds of the IPO retained by the Loan Parties and the proceeds of the Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.
     (h) Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
     (i) Customer List. The Administrative Agent shall have received a true and complete customer list for each Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative.
     (j) Collateral Access and Control Agreements. The Administrative Agent shall have received each (i) Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement and (ii) Deposit Account Control Agreement required to be provided pursuant to Sections 4.14 and 7.1 of the Security Agreement.
     (k) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of Holdings in form and substance satisfactory to the Administrative Agent.
     (l) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of a date not more than one week prior to the Effective Date and otherwise as agreed by the Administrative Agent.
     (m) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date, the other Transactions and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities and obligations current, the Availability shall not be less than $15,000,000.
     (n) IPO. The IPO shall have been consummated. The IPO Documents shall not have been altered, amended or otherwise modified in any manner adverse to the Lenders (as reasonably determined by the Administrative Agent) nor shall any material condition thereof have been waived, in either case, without the prior written consent of the Administrative Agent. The Administrative Agent shall have received a copy of each material opinion, report and other document required to be delivered pursuant to the IPO Documents.
     (o) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (p) Filings, Registrations and Recordings. To the extent not previously recorded, each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to perfect the Liens on the Collateral created under the Loan Documents, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
     (q) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 and Section 4.12 of the Security Agreement.
     (r) [Reserved].
     (s) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.
     (t) Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Loan Parties and their Subsidiaries shall be acceptable to the Administrative Agent in its sole discretion.
     (u) Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.
     (v) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.
The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
     Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and (y) with respect to Loans made on the Effective Date, “prospects” in clause (a) of the definition of Material Adverse Effect shall be disregarded).
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
     (c) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability is not less than zero.

The request for and acceptance of each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V
AFFIRMATIVE COVENANTS
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full (other than contingent indemnification obligations for which no claim has been made), and all Letters of Credit have expired, been terminated, cash collateralized or back-stopped, in any case, in a manner acceptable to Administrative Agent and Issuing Bank in their sole discretion, and all LC Disbursements have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:
     Section 5.01. Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:
     (a) as soon as available, but in any event within ninety days after the end of each Fiscal Year of Holdings and its Subsidiaries, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing selected by Holdings and reasonably satisfactory to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;
     (b) (i) as soon as available, but in any event within thirty-five days after the end of each Fiscal Month of each Fiscal Year of Holdings and its Subsidiaries, its consolidated and consolidating balance sheet and related statements of operations and stockholders’ equity and consolidated statements of cash flows as of the end of and for such Fiscal Month and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form (x) the projected figures for such period and (y) the actual figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year;
     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (d) concurrently with any delivery of financial statements under clause (a) above, to the extent the accounting firm that reported on such financial statements will deliver such a certificate, a certificate of such accounting firm stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

     (e) as soon as available but in any event no later than ten days prior to the end of each Fiscal Year of Holdings, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of Holdings and its Subsidiaries for each month of the upcoming Fiscal Year (the “Projections”) in form reasonably satisfactory to the Administrative Agent (including the Fiscal Month end dates for such Fiscal Year);
     (f) as soon as available but in any event within fifteen days of the end of each Fiscal Month, and at such other times as may be reasonably requested by the Administrative Agent in its Permitted Discretion, as of the period then ended (all delivered electronically in a text formatted file acceptable to the Administrative Agent), a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided that so long as Availability is less than $7,500,000, the foregoing information shall be delivered on a weekly basis no later than Wednesday of the next succeeding week;
     (g) as soon as available but in any event within fifteen days of the end of each Fiscal Month and at such other times as may be reasonably requested by the Administrative Agent in its Permitted Discretion, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent (provided that so long as Availability is less than $7,500,000, the following information shall be delivered on a weekly basis no later than Wednesday of the next succeeding week:
     (i) a detailed aging of the Borrowers’ Accounts, (1) including all invoices aged by invoice date and due date and (2) reconciled to the Borrowing Base Certificate delivered as of such date, prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Administrative Agent pursuant to this clause (i) for the immediately preceding Fiscal Month;
     (ii) a schedule detailing the Borrowers’ Inventory, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent in its Permitted Discretion has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns or credits issued by Borrowers and complaints and claims made against the Borrowers) and (3) reconciled to the Borrowing Base Certificate as of such date;
     (iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets reasonably detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;
     (iv) a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above, including a breakdown of Inventory by type and amount, the cost and the current market value thereof (by location), the date of acquisition, the warehouse and production facility location of such other information as the Administrative Agent may reasonably request, all in detail and in form reasonably satisfactory to the Administrative Agent; and
     (v) a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement;
     (h) as soon as available but in any event within fifteen days of the end of each Fiscal Month and at such other times as may be reasonably requested by the Administrative Agent in its Permitted Discretion, a schedule and aging of the Borrowers’ accounts payable listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable, the name and mailing address of each account creditor and such other information as the Administrative Agent may reasonably request, all delivered electronically in a text formatted file acceptable to the Administrative Agent; provided that so long as Availability is less than $7,500,000, the foregoing information shall be delivered on a weekly basis no later than Wednesday of the next succeeding week;
     (i) as soon as available but in any event within fifteen days of the end of each Fiscal Quarter, as of the quarter then ended, and at such other times as may be reasonably requested by the Administrative Agent in its Permitted Discretion, an updated customer list for each Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent and certified as true and correct by a Financial Officer of the Borrower Representative; provided that such customer list shall be maintained in the continuous custody of the Collateral Department offices of the Administrative Agent, with access thereto restricted to a limited number of specifically identified employees of Administrative Agent, in accordance with customary standards for such custody;
     (j) promptly upon the Administrative Agent’s reasonable request:
     (i) copies of invoices in connection with the invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;
     (ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and
     (iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;
     (iv) a listing of Farm Products Sellers and amounts owed to each such Person;
     (k) within five Business Days after receipt thereof, written notice of any Farm Products Notice or any notice from Farm Product Sellers pertaining to Farm Products having an aggregate value of at least $100,000;
     (l) as soon as available but in any event within fifteen days of the end of each Fiscal Month and at such other times as may be reasonably requested by the Administrative Agent, as of the period then ended, a detailed summary of the Borrowers’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal; provided that, upon the reasonable request of the Administrative Agent, the Borrowers shall promptly deliver copies of the Borrowers’ actual journals for the Administrative Agent’s review;
     (m) promptly upon the Administrative Agent’s reasonable request, copies of all material tax returns filed by any Loan Party with the U.S. Internal Revenue Service;

     (n) within five days of the first Business Day of each March and September, a certificate of good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;
     (o) promptly after the same become publicly available (but in no event later than one Business Day after filing any quarterly reports), notice that any periodic and other reports, proxy statements and other materials have been filed by any Loan Party or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or copies of any materials otherwise distributed by any Loan Party to its shareholders generally, as the case may be;
     (p) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;
     (q) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof; and
     (r) promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Loan Parties or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
     Section 5.02. Notices of Material Events. The Loan Parties will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:
     (a) within three Business Days after any Authorized Officer of a Loan Party knows of the occurrence of a Default, the occurrence of any Default;
     (b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, which could reasonably be expected to result in a Loan Party or the Subsidiaries becoming subject to Environmental Liabilities in excess of $500,000, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $500,000, or (vii) involves any material product recall;
     (c) any Lien (other than Liens permitted by Section 6.02) or claim made or asserted against any of the Collateral;
     (d) any loss, damage or destruction to the Collateral in excess of $25,000 per incident, whether or not covered by insurance;
     (e) within two Business Days of receipt thereof, any and all default notices received under or with respect to any leased location, public warehouse or other location where Collateral is located;
     (f) within two Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment thereto, together with copies of all agreements evidencing such Swap Agreement or amendment;

     (g) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $250,000;
     (h) within ten days after receipt thereof, copies of any Form FDA-483 and all responses to Form FDA-483 observations; and
     (i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is on the Effective Date.
     Section 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted.
     Section 5.06. Books and Records; Inspection Rights. (a) Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice and without unreasonable disruption to the business of the Loan Parties, to visit and inspect its properties, conduct at the Loan Party’s premises, field examinations of the Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
     (b) Field examinations will be conducted on an ongoing basis at regular intervals, in the Permitted Discretion of the Administrative Agent, to ensure the adequacy of the Collateral and related reporting and control systems; provided, however, that if no Event of Default shall have occurred and be continuing, (x) no more than two such field examinations per calendar year shall be at the sole expense of the Loan Parties and (y) such field examinations shall not occur more often than once during any six-month period. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection or conducting field examinations as provided herein, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders
     Section 5.07. Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.08. Use of Proceeds. The proceeds of the Loans will be used only to repay existing Indebtedness, pay transaction costs, fees and expenses associated with this Agreement and the Transactions, to pay for Capital Expenditures and Permitted Acquisitions and to fund the working capital needs, and for general corporate purposes, of the Borrowers in the ordinary course of business. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
     Section 5.09. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
     Section 5.10. Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
     Section 5.11. Appraisals. At any time that the Administrative Agent requests, each Loan Party will, and will cause each Subsidiary to, provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, only two such appraisals per calendar year shall be at the sole expense of the Borrowers. Upon finalization and approval of such reports by Administrative Agent, the Loan Parties shall deliver a copy of such reports to each Lender.
     Section 5.12. Depository Banks. The Loan Parties and their Subsidiaries will maintain Administrative Agent as their depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business, except petty cash deposit accounts holding less than $25,000 individually and $150,000 in the aggregate.

     Section 5.13. Additional Collateral; Further Assurances. (a) Each Loan Party will cause each of its subsidiaries formed or acquired after the date of this Agreement to become a Loan Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become a Borrower hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, including any Material Real Property owned by any Loan Party. Nothing in this Section 5.13 shall be construed as a consent to form or acquire any Subsidiary after the date hereof that is not otherwise expressly permitted herein.
     (b) Each Borrower and each Subsidiary that is a Loan Party will cause 100% of the issued and outstanding Equity Interests of each of its Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.
     (c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.
     (d) If any material assets are acquired by any Loan Party after the Effective Date (other than Excluded Assets (as defined in the Security Agreement) or assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon the acquisition thereof), the Borrower Representative will take, and cause each Subsidiary that is a Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties. Without limiting the foregoing:
     (i) the Loan Parties will (A) give the Administrative Agent not less than (x) 20 days’ prior written notice of any change in the location of any Collateral in excess of $500,000 or (y) 10 days’ prior written notice of any change in the location of any Collateral in excess of $100,000, in each case, other than (i) to any other location set forth on Schedule 3.05, to any other location for which the Loan Parties have delivered a Collateral Access Agreement in accordance with Section 4.13 of the Security Agreement or Section 5.13(d)(ii) below or (ii) with respect to any Collateral sent for repair, (B) advise the Administrative Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (C) execute and deliver, and cause each Subsidiary to execute and deliver, to the Administrative Agent for the benefit of the Lenders from time to time, solely for the Administrative Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Administrative Agent may reasonably require, designating, identifying or describing the Collateral.
     (ii) the Loan Parties will promptly notify the Administrative Agent, upon the acquisition by it or any Subsidiary after the Effective Date of any interest (whether fee or leasehold) in any real property (wherever located) (each such interest being an “After Acquired Property”) (x) with a Current Value (as defined below) in excess of $250,000 (each such real property, a “Material Real Property”) in the case of a fee interest or (y) where 25% or more of the Loan Parties’ Inventory will be located in the case of a leasehold interest, setting forth with specificity a description of such After Acquired Property, the location thereof, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Administrative Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below or, in the case of leasehold, a Collateral Access Agreement. Upon receipt of such notice requesting a Mortgage with respect to any owned property, the Loan Party which has acquired such After Acquired Property shall promptly furnish to the Administrative Agent the following, each in form and substance reasonably satisfactory to the Administrative Agent: (A) a Mortgage with respect to such After Acquired Property and related assets located at the After Acquired Property, each duly executed by such Loan Party and in recordable form; (B) evidence of the recording of the Mortgage referred to in clause (A) above in such office or offices as may be necessary or, in the opinion of the Administrative Agent, desirable to create and perfect a valid and enforceable first priority Lien (subject to any Liens permitted by Section 6.02) on the After Acquired Property or to otherwise protect the rights of the Administrative Agent and the Lenders thereunder, (C) a Title Insurance Policy, (D) a survey of such After Acquired Property, certified to the Administrative Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Administrative Agent, (E) a Phase I Environmental Site Assessment with respect to such After Acquired Property, for which reliance is granted to the Administrative Agent, by a company reasonably satisfactory to the Administrative Agent, (F) if any such After Acquired Property is determined by the Administrative Agent to be in a flood zone, a flood notification form signed by the Borrowers and evidence that flood insurance is in place for the building and contents, all in form and substance satisfactory to the Administrative Agent and (G) such other documents or instruments (including guarantees and opinions of counsel) as the Administrative Agent may reasonably require. Upon receipt of notice requesting a Collateral Access Agreement with respect to a leased After Acquired Property, the applicable Loan Party shall promptly furnish to the Administrative Agent a Collateral Access Agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by the owner and any landlord for such property. The Borrowers shall pay all fees and expenses, including reasonable and documented attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 5.13(d).
     Section 5.14. Farm Products. (a) Pay, on or prior to the date required for payment with respect thereto, the amount of any outstanding invoices for the purchase of Farm Products unless (i) such Loan Party has obtained from the applicable Farm Products Seller a waiver of its rights under the applicable Farm Products Law, in form and substance reasonably acceptable to the Administrative Agent, or (ii) the amount of such invoice, together with the unpaid amount of all other invoices from the applicable Farm Products Seller, is less than $100,000; provided, however, that in the event that any such invoice requires payment upon delivery, payment shall be made on such date of delivery.
     (b) Take all other actions as may be reasonably required, if any, to ensure that any Farm Product (in any form) is purchased free and clear of any Lien, trust or other claim in favor of any Farm Products Seller or any secured party with respect to the assets of any Farm Products Seller, including, without limitation, registration with all states which have established central filing systems as contemplated under the Food Security Act.
     (c) Provide to the Administrative Agent, within three Business Days of receipt by any Loan Party, a copy of (i) any Farm Products Notice or amendment to a previous Farm Products Notice, including, without limitation, any notice from any Farm

Products Seller of the intention of such Farm Products Seller to preserve the benefits of any trust applicable to any assets of such Loan Party established in favor of such Farm Products Seller or other Person under the provisions of the applicable Farm Products Laws, and (ii) any master lists of effective financing statements delivered to any Loan Party or any Subsidiary pursuant to the Food Security Act unless (1) such Person has obtained from the applicable Farm Products Seller a waiver of its rights under the applicable Farm Products Laws, in form and substance reasonably satisfactory to the Administrative Agent, or (2) the amount of such invoice, together with the unpaid amount of all other invoices from the applicable Farm Products Seller, is less than $100,000. In addition, the Borrowers shall, upon the Administrative Agent’s request, at any time and from time to time, furnish the Administrative Agent with a true, correct and complete list of Persons from whom any Loan Party or any Subsidiary purchases any Farm Products or any other perishable commodity and the outstanding amounts owed by such Loan Party or Subsidiary to such Person unless (x) such Person has obtained from the applicable Farm Products Seller a waiver of its rights under the applicable Farm Products Laws, in form and substance reasonably satisfactory to the Administrative Agent, or (y) the amount of such invoice, together with the unpaid amount of all other invoices from the applicable Farm Products Seller, is less than $100,000.
     (d) Pay, in the event that any Loan Party receives a Farm Products Notice, the related invoice within five Business Days of receipt of such Farm Products Notice; provided, however, that such invoice may remain unpaid if, and only so long as (i)(x) such Person has obtained from the applicable Farm Products Seller a waiver of its rights under the applicable Farm Products Laws, in form and substance reasonably satisfactory to the Administrative Agent, or (y) the amount of such invoice, together with the unpaid amount of all other invoices from the applicable Farm Products Seller, is less than $100,000, (ii) appropriate legal or administrative action has been commenced in good faith and is being diligently pursued or defended by such Loan Party, (iii) adequate reserves with respect to such contest are maintained on the books of such Loan Party, in accordance with GAAP, (iv) the ability of the vendor to pursue any claims or enforce any Liens or trusts provided under the applicable Farm Products Laws, as applicable, has been stayed or otherwise legally prohibited during the pendency of such action, (v) such Loan Party shall promptly pay or discharge such contested invoice and all additional charges, interest, penalties and expenses, if any, and shall deliver to the Administrative Agent evidence reasonably acceptable to the Administrative Agent of such payment, if such contest is terminated or discontinued adversely to such Loan Party, and (vi) nonpayment thereof could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall at all times otherwise comply with all existing and future Farm Products Notices during their periods of effectiveness under the applicable Farm Products Laws, as applicable, including, without limitation, directions to make payments to the applicable Farm Products Seller by issuing payment instruments directly to a secured party with respect to any assets of the Farm Products Seller or jointly payable to the Farm Products Seller and any secured party with respect to the assets of such Farm Products Seller, as specified in the Farm Products Notice.
ARTICLE VI
NEGATIVE COVENANTS
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations for which no claim has been made), and all Letters of Credit have expired, been terminated, cash collateralized or back-stopped, in any case, in a manner acceptable to Administrative Agent and Issuing Bank in their sole discretion, and all LC Disbursements have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

     Section 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:
     (a) the Secured Obligations;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;
     (c) Indebtedness of any Loan Party (other than Holdings) to any other Loan Party (other than Holdings); provided that if such Indebtedness is evidenced by promissory notes or other instruments, such promissory notes or other instruments shall be pledged to Administrative Agent, for the benefit of the Secured Parties, and have subordination terms satisfactory to Administrative Agent;
     (d) Guarantees by any Loan Party of Indebtedness of any other Loan Party (other than Holdings and CW Parent); provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, and (ii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
     (e) Indebtedness of any Borrower or any Subsidiary (other than CW Parent) incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within ninety days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $2,000,000 at any time outstanding;
     (f) Indebtedness which represents an extension, refinancing or renewal (such Indebtedness being referred to herein as the “Refinancing Indebtedness”) of any of the Indebtedness described in clauses (b), (e), (j) and (k) hereof (such Indebtedness being so extended, refinanced or renewed being referred to herein as the “Refinanced Indebtedness”); provided that (i) such Refinancing Indebtedness does not increase the principal amount or interest rate of the Refinanced Indebtedness, (ii) any Liens securing such Refinanced Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Refinanced Indebtedness is required to become obligated with respect to such Refinancing Indebtedness, (iv) such Refinancing Indebtedness does not result in a shortening of the average weighted maturity of such Refinanced Indebtedness, (v) the terms of such Refinancing Indebtedness are not less favorable to the obligor thereunder than the original terms of such Refinanced Indebtedness and (iv) if such Refinanced Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinancing Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Refinanced Indebtedness;
     (g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

     (h) Indebtedness of any Borrower or any Subsidiary (other than CW Parent) in respect of performance bonds, bid bonds, statutory bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
     (i) Indebtedness of any Borrower or any Subsidiary (other than CW Parent) in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, so long as (i) such Indebtedness is incurred in the ordinary course of business and is not outstanding for more than three Business Days and (ii) the aggregate amount of such Indebtedness does not exceed $300,000 at any one time outstanding;
     (j) Subordinated Indebtedness of the Borrowers in an aggregate principal amount not exceeding $15,000,000 at any time outstanding; provided, that no more than $5,000,000 of Subordinated Indebtedness may be incurred in any twelve month period; and
     (k) other Indebtedness of the Borrowers in an aggregate principal amount not exceeding $250,000 at any time outstanding.
     Section 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
     (a) Liens created pursuant to any Loan Document;
     (b) Permitted Encumbrances;
     (c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 (including any extensions of any such Liens to the extent the Indebtedness is extended in accordance with Section 6.01); provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;
     (d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;
     (e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) the obligation secured by such Lien is permitted by Section 6.01 and such Lien shall secure only those obligations which it secures on the date of such acquisition (including any extensions or modifications of any such obligations permitted by Section 6.01) or the date such Person becomes a Loan Party, as the case may be;

     (f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
     (g) Liens arising out of sale and leaseback transactions permitted by Section 6.06;
     (h) Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;
     (i) precautionary UCC financing statements filed in connection with operating leases or consignments;
     (j) non-exclusive licenses and sublicenses of intellectual property or leases or subleases of real property, in each case, granted to third parties in the ordinary course of business not interfering with or adversely affecting the business of the Loan Parties or their Subsidiaries;
     (k) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Investment or Permitted Acquisition;
     (l) Liens in favor of customs and revenue authorities which secure payments of customs duties in connection with the importation of goods;
     (m) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;
     (n) Liens on property with an aggregate value not exceeding $100,000 that is subject to conditional sale, title retention, consignment or similar arrangements; and
     (o) Other Liens securing Subordinated Indebtedness not exceeding $250,000 in the aggregate at any time.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above and (2) Inventory, other than those permitted under clauses (a), (b), (i) and (n) of the definition of Permitted Encumbrance and clause (a) above.
     Section 6.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into (x) another Subsidiary that is not a Borrower or (y) a Borrower in a transaction in which such Borrower is the surviving corporation and (ii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
     (b) No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related thereto and logical extensions thereof.

     (c) Holdings will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of Dairyland and CW Parent and activities incidental thereto. CW Parent will not engage in any business or activity other than the ownership of all of the outstanding Equity Interests of CW Mid-Atlantic, CW Florida and CW West Coast and activities incidental thereto. Holdings and CW Parent will not own or acquire any assets (other than Equity Interests of their Subsidiaries as of the date hereof and the cash proceeds of any Restricted Payments permitted by Section 6.08) or incur any liabilities (other than liabilities under the Loan Documents and liabilities reasonably incurred in connection with its maintenance of its existence).
     (d) The Loan Parties will not change the method of determining the Fiscal Year of Holdings and its Subsidiaries, unless Borrower Representative shall have given Administrative Agent at least 180 days prior notice thereof and the parties hereto shall have made appropriate changes to this Agreement (it being acknowledged and agreed that the date of the Fiscal Year end may change by up to ten days from year to year).
     Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidences of indebtedness or Equity Interest of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), or permit any Subsidiary to do any of the foregoing, except:
     (a) Permitted Investments, subject, to the extent required by the Security Agreement, to control agreements in favor of the Administrative Agent or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders and the other Secured Parties (subject to any grace periods in the Security Agreement for delivering such control agreements or otherwise perfecting such security interest);
     (b) investments in existence on the date hereof and described in Schedule 6.04;
     (c) investments by Holdings in the Borrowers and CW Parent and by CW Parent, the Borrowers and the Subsidiaries in Equity Interests in their respective Subsidiaries that are Loan Parties; provided that any such Equity Interests shall be pledged in accordance with the Security Agreement (subject to any grace periods therein for perfecting such security interest);
     (d) loans or advances made by a Loan Party (other than Holdings) to any other Loan Party (other than Holdings); provided that the parties shall have complied with Section 6.01(c);
     (e) Guarantees constituting Indebtedness permitted by Section 6.01;
     (f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $500,000 in the aggregate at any one time outstanding;
     (g) subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

     (h) investments in the form of Swap Agreements permitted by Section 6.07;
     (i) investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries, in either case, in accordance with the terms hereof (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
     (j) investments received in connection with the dispositions of assets permitted by Section 6.05;
     (k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;
     (l) Permitted Acquisitions;
     (m) Indebtedness permitted pursuant to Section 6.01 or any restricted payment permitted pursuant to Section 6.08, in each case, to the extent such Indebtedness or restricted payment constitutes an investment;
     (n) any investments received in compromise or resolution of (x) obligations of trade creditors or customers incurred in the ordinary course of business of the Borrowers, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (y) litigation, arbitration or other disputes with persons who are not Affiliates; provided, that any such investments shall be pledged in accordance with the Security Agreement (subject to any grace periods therein for perfecting such security interest);
     (o) receivables owing to the Borrowers or any of their respective Subsidiaries created in the ordinary course of business and payable or in accordance with customary trade terms;
     (p) to the extent the same constitute investments, inventory of non-Loan Parties held by the Borrowers for sale subject to consignment or similar arrangements; and
     (q) investments in wholly-owned domestic Subsidiaries that become Loan Parties in accordance with Section 5.13.
     Section 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or income or revenues (including accounts receivable) or rights in respect of any thereof, nor will any Borrower or any Subsidiary issue any additional Equity Interest (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:
     (a) sales, transfers and dispositions of (i) inventory in the ordinary course of business (including inventory held for sale pursuant to Section 6.04(p)), (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, (iii) securities of trade creditors or customers received pursuant to any dispute settlement, plan of reorganization or similar arrangement following the bankruptcy or insolvency of such trade creditor or customer and (iii) intellectual property that is no longer material to the conduct of the business of the Loan Parties;
     (b) sales, transfers and dispositions of assets to any Borrower or any other Loan Party (other than Holdings and CW Parent);

     (c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
     (d) sales, transfers and dispositions of Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;
     (e) sale and leaseback transactions permitted by Section 6.06;
     (f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;
     (g) licenses and sublicenses of intellectual property granted in the ordinary course of business; and
     (h) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (h) shall not exceed $500,000 during any twelve month period;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above and abandonment of intellectual property no longer material to the business of the Loan Parties) shall be made for fair value and for all cash consideration.
     Section 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrowers or any Subsidiary that is approved by Required Lenders, made for cash consideration in an amount not less than the fair value of such fixed or capital asset and consummated within ninety days after the Borrowers or such Subsidiary acquire or complete the construction of such fixed or capital asset.
     Section 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.
     Section 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except, (x) any Loan Party may make a Permitted Holdings Dividend under clause (iii) of the definition thereof to Holdings and (y) so long as no Event of Default shall have occurred and be continuing or would result therefrom, (i) each of Holdings and the Borrowers may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends to the Borrowers, and (iii) any Loan Party may make a Permitted Holdings Dividend to Holdings.
     (b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
     (i) payment of Indebtedness created under the Loan Documents;
     (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
     (iii) payment of intercompany Indebtedness incurred in accordance with Section 6.01;
     (iv) refinancings of Indebtedness to the extent permitted by Section 6.01; and
     (v) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as the proceeds of such sale are sufficient to repay such Indebtedness in full.
     Section 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) transactions that are otherwise expressly permitted by the terms of this Agreement and the other Loan Documents, and (d) transactions set forth on Schedule 3.22; provided that any renewal or extension of the leases set forth on such schedule shall be, in the Borrower Representative’s reasonable discretion, on terms no less favorable to the Loan Parties than could be obtained on an arm’s-length basis from unrelated parties.
     Section 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to any other Loan Party or Subsidiary or to Guarantee Indebtedness of any other Loan Party or Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness as permitted by this Agreement and (v) clause (a) of the foregoing shall not apply to

Excluded Assets (as defined in the Security Agreement) and customary provisions in leases or licenses restricting the assignment thereof or the grant of a security interest therein, in each case, to the extent such provisions are required by the parties thereto and not bargained for by any Loan Party or Subsidiary.
     Section 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such amendment, modification or waiver would be adverse to the Lenders.
     Section 6.12. Compliance with Certain Laws. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Sections 3.24 and 3.25.
     Section 6.13. Financial Covenants.
     (a) Fixed Charge Coverage Ratio. The Loan Parties will not permit the Fixed Charge Coverage Ratio, determined for the twelve month period ending on the last day of each Fiscal Month, to be less than 1.15:1.00.
     (b) Leverage Ratio. The Loan Parties will not permit the Leverage Ratio, determined for the twelve month period ending on the last day of each Fiscal Month during any period set forth below, to be greater than the ratio set forth below opposite such period:

Any Fiscal Month
Ending In	Ratio
Fiscal Years 2011 and 2012	2.75:1.00
Fiscal Year 2013	2.50:1.00
Any Period Thereafter	2.25:1.00
     (c) Certain Calculations. Solely for purposes of this Section 6.13, with respect to any period during which a Permitted Acquisition or a disposition outside the ordinary course that is permitted by Section 6.04 is consummated, EBITDA, Total Indebtedness and the components of Fixed Charges shall be calculated for such period giving pro forma effect to such transaction (including pro forma adjustments for fees, expenses and non-recurring charges that are directly attributable to such transaction and are approved by Administrative Agent in its sole discretion) using the historical financial statements of the business or assets so acquired or sold (which financial statements, with respect to an acquisition, have either been audited or are subject to a quality of earnings report with conclusions reasonably acceptable to Administrative Agent). The consolidated financial statements of Holdings and its Subsidiaries shall be reformulated as if such transaction (and any related incurrence, repayment or assumption of Indebtedness) had occurred on the first day of the applicable period.

ARTICLE VII
EVENTS OF DEFAULT
     If any of the following events (collectively, “Events of Default,” and, each, an “Event of Default”) shall occur:
     (a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of one Business Day;
     (b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
     (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03, 5.06, 5.07, 5.09, 5.13, 5.14 or in Article VI or Articles IV or VII of the Security Agreement;
     (e) any Loan Party shall fail to observe or perform, covenant, condition or agreement contained (i) in Section 5.01 (other than clauses (g)(iii), (g)(iv), (g)(v), (h), (i), (j), (k), (l) and (m) thereof) of this Agreement or in the Security Agreement (other than Articles IV and VII thereof), and such failure, if capable of being remedied, shall continue unremedied for a period of ten days, or (ii) in clauses (g)(iii), (g)(iv), (g)(v), (h), (i), (j), (k), (l) and (m) of Section 5.01, Section 5.02 (other than clause (a)), 5.08, 5.10 or 5.12 of this Agreement, and such failure, if capable of being remedied, shall continue unremedied for a period of five days;
     (f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);
     (g) after giving effect to any applicable grace periods with respect thereto, any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness in accordance with the terms hereof so long as the proceeds of such sale are sufficient to repay such Indebtedness in full;

     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment; provided, however, that no Event of Default shall occur under this clause (k) (i) if and for so long as (x) the full amount of such judgment, order or award is covered by a valid and binding policy of insurance and (y) such insurer has been notified of such judgment, and the amount thereof, and has not disputed or contested the claim made for payment of the full amount of such judgment, order or award under such policy; or (ii) any Loan Party or any Subsidiary shall fail within thirty days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being contested in good faith by proper proceedings diligently pursued;
     (l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in aggregate liabilities in excess of $500,000;
     (m) a Change in Control shall occur;
     (n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document other than this Agreement and any other Loan Documents or sections thereof not otherwise covered by this Article VII, which default or breach continues beyond any period of grace therein provided;
     (o) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any

Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;
     (p) except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien; or
     (q) any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;
     (r) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
     (s) [reserved];
     (t) the indictment of any Loan Party under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;
     (u) any (i) reduction of the aggregate revenues of the Loan Parties during a twelve-month period in excess of fifteen percent of the aggregate revenues of the Loan Parties during the immediately preceding twelve-month period or (ii) the Loan Parties’ loss of required permits or licenses that could reasonably be expected to result in a reduction of the aggregate revenues of the Loan Parties during the immediately succeeding twelve-month period in excess of fifteen percent of the aggregate revenues of the Loan Parties during the immediately preceding twelve-month period, which, in either case, could reasonably be expected to have a Material Adverse Effect;
     (v) any Loan Party shall fail to be in substantial compliance with all current applicable statutes, rules, regulations, guides, policies, orders or directives administered or issued by the FDA or a recall notice, in each case, to the extent such failure could reasonably be expected to have a Material Adverse Effect; or
     (w) any Equity Interest which is included within the Collateral shall at any time constitute a Security (as defined in the UCC) or the issuer of any such Equity Interest shall take any action to have such interests treated as a Security unless (i) all certificates or other documents constituting such Security have been delivered to the Administrative Agent and such Security is properly defined as such under Article 8 of the UCC of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise, or (ii) the Administrative Agent has entered into a control agreement with the issuer of such Security or with a securities intermediary relating to such Security and such Security is defined as such under Article 8 of the UCC of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise, and the failure to comply with this clause (w) shall continue unremedied for a period of fifteen days;
then, and in every such event (other than an event with respect to the Loan Parties described in clauses (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Loan Parties described in clauses (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding s shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Article VIII, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

     Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
     The Senior Managing Agent, Lead Arranger and Bookrunner, in such capacities, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement.
ARTICLE IX
MISCELLANEOUS
     Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)	if to any Loan Party, to the Borrower Representative at:

Dairyland USA Corporation 100 East Ridge Road Ridgefield, CT 06877 Attention: Chris Pappas Telephone: 203-894-1345, Ext. 10220 Facsimile: 203-894-9107

with a copy to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Patricia Wycliff, Esq. Telephone: 212-445-4800 Facsimile: 212-446-6460

     (ii) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:
Chase Business Credit Mail Code: NY3-T251 One Chase Square, Tower-25 Rochester, New York 14643 Attention: Marie Duhamel Telephone: 585-797-0882 Facsimile: 585-797-2960

With a copy to:

Hunton & Williams LLP 200 Park Avenue, 53rd Floor New York, New York 10166 Attention: Bruce W. Moorhead, Esq. Telephone: 212-309-1334 Telecopier: 212-309-1883
     (iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
     Section 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan

Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with (other than with respect to the Fee Letter and any Collateral Access Agreements or control agreements) the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (v) increase the advance rates set forth in the definition of Borrowing Base without the written consent of each Revolving Lender (other than any Defaulting Lender), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (ix) except as otherwise permitted in the Loan Documents, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.
     (c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all

Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $250,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. If the Administrative Agent releases any Collateral in accordance with the foregoing, Administrative Agent agrees, at Borrowers’ sole expense, to prepare and deliver such documents as Borrower Representative may reasonably request to evidence such release.
     (d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
     Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
     (i) appraisals and insurance reviews;
     (ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;
     (iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent upon any change in senior management and/or key investors;
     (iv) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
     (v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
     (vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
     (b) The Borrowers shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the negotiation, preparation, execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
     (c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
     (d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable immediately upon the Borrower Representative’s receipt of written demand therefor.
     Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Borrower Representative; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within three Business Days after having received notice thereof; provided, further, that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
     (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan or Commitment to a Lender, an Affiliate of a Lender or an Approved Fund; and

     (C) the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a (x) Revolving Commitment to a Lender, an Affiliate of a Lender or an Approved Fund or (y) Term Loan.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all the syndicate-level information (which may contain material non-public information about Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
     (E) In no event shall any Affiliate of the Loan Parties become a Lender hereunder.
     For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything in this Agreement to the contrary, the Loans and LC Disbursements are intended to be treated as registered obligations for tax purposes and the right, title and interest of the Lenders in and to such Loans and LC Disbursements shall be transferable only in accordance with the terms hereof. This Section 9.04(b)(iv) shall be construed so that the Loans and LC Disbursements are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no Affiliate of any Loan Party shall become a Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.
     (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
     (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information becomes (i) publicly available other than as a result of a breach of this Section or (ii) available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE

MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES, AND THEIR AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT LOAN PARTIES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     Section 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
     Section 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
     Section 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
     Section 9.16. Appointment for Perfection. Each Lender (in its capacity as Lender and as a holder of any other Secured Obligations) hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent, the Lenders and the other holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
     Section 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
ARTICLE X
LOAN GUARANTY
     Section 10.01. Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
     Section 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
     Section 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.
     (b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
     (c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
     Section 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
     Section 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.
     Section 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed

Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.
     Section 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
     Section 10.08. Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations.
     Section 10.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.
     Section 10.10. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Administrative Agent, the Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Administrative Agent, the Issuing Bank and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Administrative Agent, the Issuing Bank or the Lenders hereunder; provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
     Section 10.11. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other

Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
     Section 10.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
ARTICLE XI
THE BORROWER REPRESENTATIVE
     Section 11.01. Appointment; Nature of Relationship. Holdings is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative” hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.
     Section 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

     Section 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
     Section 11.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder describing such Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
     Section 11.05. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
     Section 11.06. Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
[Signature Page Follows}

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

DAIRYLAND USA CORPORATION

By	/s/ Kenneth Clark

Name:	Kenneth Clark
Title:	Chief Financial Officer

THE CHEFS’ WAREHOUSE MID-ATLANTIC, LLC

By	/s/ Kenneth Clark

Name:	Kenneth Clark
Title:	Chief Financial Officer

BEL CANTO FOODS, LLC

By	/s/ Kenneth Clark

Name:	Kenneth Clark
Title:	Chief Financial Officer

THE CHEFS’ WAREHOUSE WEST COAST, LLC

By	/s/ Kenneth Clark

Name:	Kenneth Clark
Title:	Chief Financial Officer

THE CHEFS’ WAREHOUSE OF FLORIDA, LLC

By	/s/ Kenneth Clark

Name:	Kenneth Clark
Title:	Chief Financial Officer

OTHER LOAN PARTIES:

THE CHEFS’ WAREHOUSE, INC.

By	/s/ Kenneth Clark

Name:	Kenneth Clark
Title:	Chief Financial Officer

CHEFS’ WAREHOUSE PARENT, LLC

By	/s/ Kenneth Clark

Name:	Kenneth Clark
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank, Lender and Swingline Lender

By	/s/ Mark Cuccinello

Name: Mark Cuccinello
Title: Senior Vice President

GE CAPITAL FINANCIAL INC., as Lender

By	/s/ Jeffrey Thomas

Name: Jeffrey Thomas
Title: Duly Authorized Signatory

COMMITMENT SCHEDULE

	Revolving	Term Loan
Lender	Commitment	Commitment	Commitment
JPMorgan Chase Bank, N.A.	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
GE Capital Financial Inc.	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

Total	$50,000,000	$30,000,000	$80,000,000

Schedule 3.05
Properties

Loan Party	Location	Leased/Owned
Dairyland USA Corporation	1300 Viele Avenue and 1301 Ryawa Avenue, Bronx, New York 10474	Leased Property

Dairyland USA Corporation	1320-40 Viele Avenue, Bronx, New York 10474 (license agreement)	Leased Property

Dairyland USA Corporation	7477 Candlewood Road, Hanover, Maryland 21077	Leased Property

Dairyland USA Corporation	240 Food Center Drive, Bronx, New York 10474 (identified as Block 2770, part of Lot 1)	Leased Property

Dairyland USA Corporation	90 East Ridge, Ridgefield, Connecticut 06877	Leased Property

Dairyland USA Corporation	700 Plaza Drive, Secaucus, New Jersey, 07094	Leased Property

The Chefs’ Warehouse West Coast, LLC	3595 East Patrick Lane, Suites 400 and 500, Las Vegas, NV 89120 (Assignment and Assumption Agreement)	Leased Property

The Chefs’ Warehouse West Coast, LLC	16633 E. Gale Avenue, City of Industry, CA 91748	Leased Property

The Chefs’ Warehouse West Coast, LLC	31177 Wiegman Road, Hayward, CA 94544	Leased Property

The Chefs’ Warehouse of Florida, LLC	3535 NW 60th Street, Miami, Florida 33142	Leased Property
Patents and Patent Applications
None
Copyright Applications and Registrations
None
Trademark Applications and Registrations

Trademark	Database	Status	Reg. No./Date	Owner
BELARIA	U.S. Federal	Registered	1508403	BEL CANTO FOODS LLC
11-OCT-1988

ST. LUC	U.S. Federal	Registered	3491990 26-AUG-2008	BEL CANTO FOODS LLC

ST. LUC	U.S. Federal	Registered	2438333 27-MAR-2001	BEL CANTO FOODS LLC

PIER FRANCO	U.S. Federal	Registered	2016132 12-NOV-1996	BEL CANTO FOODS, LLC

GRAND RESERVE	U.S. Federal	Registered	1407847 02-SEP-1986	DAIRYLAND USA CORPORATION

PATISSE	U.S. Federal	Registered	3541721 02-DEC-2008	DAIRYLAND USA CORPORATION

PATISSE FINE PASTRY INGREDIENTS	U.S. Federal	Registered	3697104 13-OCT-2009	DAIRYLAND USA CORPORATION

THE CHEFS’ WAREHOUSE	U.S. Federal	Registered	3539456 02-DEC-2008	DAIRYLAND USA CORPORATION

ZOCOCAO	U.S. Federal	Registered	3206633 06-FEB-2007	DAIRYLAND USA CORPORATION

ZOCOCAO	U.S. Federal	Registered	3002843 27-SEP-2005	DAIRYLAND USA CORPORATION

SPOLETO	U.S. Federal	Registered	2452543 22-MAY-2001	DAIRYLAND, USA CORPORATION

Schedule 3.06
Litigation and Environmental Matters
We currently have exposure to pending reimbursement claims brought by the New York State Workers’ Compensation Board against former employer members of self-insured workers’ compensation trusts. We were members in two of the trusts at issue and are working with the New York State Workers’ Compensation Board to resolve this matter. We currently estimate exposure at approximately $500,000.

Schedule 3.12
Material Contracts
•	Dairyland USA Corporation 401(k)/Profit Sharing Plan and Trust, Plan No. 001, effective June 1, 1993, as amended. Dairyland has an option to match contributions, but does not currently do so.

Schedule 3.14
Insurance
See Attached

14CHEFSWAREH

ACORD™ EVIDENCE OF COMMERCIAL PROPERTY INSURANCE

DATE (MM/DD/YYYY): 07/29/2011

PRODUCER NAME, CONTACT PERSON AND ADDRESS — PHONE (A/C, No, Ext): 770 476-1770 J. Smith Lanier & Co.-Atlanta 11330 Lakefield Drive Bldg 1, Suite 100 Duluth, GA 30097	COMPANY NAME AND ADDRESS: ["CONFIDENTIAL"] — NAIC NO: ["CONFIDENTIAL"]
FAX (A/C, No): 7704763651 — E-MAIL ADDRESS:	IF MULTIPLE COMPANIES, COMPLETE SEPARATE FORM FOR EACH
CODE: — SUB CODE:	POLICY TYPE: Boiler & Machinery
AGENCY CUSTOMER ID #: 100724	LOAN NUMBER: — POLICY NUMBER: ["CONFIDENTIAL"]
NAMED INSURED AND ADDRESS The Chefs' Warehouse, Inc. and subsidiaries 100 East Ridge Road Ridgefield, CT 06877	EFFECTIVE DATE: 05/01/2011 — EXPIRATION DATE: 05/01/2012 — ☐ CONTINUED UNTIL TERMINATED IF CHECKED
ADDITIONAL NAMED INSURED(S)	THIS REPLACES PRIOR EVIDENCE DATED:

PROPERTY INFORMATION (Use REMARKS on Page 2, if more space is required) ☐ BUILDING OR ☐ BUSINESS PERSONAL PROPERTY

LOCATION/DESCRIPTION

See attached list of locations

COVERAGE INFORMATION

PERILS INSURED: ☐ BASIC ☐ BROAD ☒ SPECIAL

COMMERCIAL PROPERTY COVERAGE AMOUNT OF INSURANCE: $["CONFIDENTIAL"] Boiler & Machinery DED:["CONFIDENTIAL"]

CANCELLATION

ADDITIONAL INTEREST

☐ MORTGAGEE ☐ CONTRACT OF SALE ☐ LENDERS LOSS PAYABLE ☒ Mtg/LP/Add'l Ins	LENDER SERVICING AGENT NAME AND ADDRESS
NAME AND ADDRESS JP Morgan Chase Bank, NA Business Credit 1 Chase Square Tower Rochester, NY 14643	AUTHORIZED REPRESENTATIVE [signature]

ACORD 28 (2006/07) S 11219 Page 1 of 2
© ACORD CORPORATION 2003-2006. All rights reserved.
The ACORD name and logo are registered marks of ACORD
TXA

14CHEFSWAREH ACORD™ EVIDENCE OF COMMERCIAL PROPERTY INSURANCE DATE (MMDDYYYY) 0729201 1 THE ADDITIONAL INTEREST NAMED BELOW. THIS EVIDENCE OF COMMERCIAL PROPERTY INSURANCE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. PRODUCER NAME, CONTACT PERSON AND ADDRESS J. Smith Lanier Co.-Atlan 11 330 Lakefield Drive Bldg 1, Suite 100 Duluth, GA 30097 I (A.. Exti:770476-1 770 COMPANY NAME AND ADORES [’CONFIDENTIAL ] IF MULTIPLE L NAIC NO: [’CONFIDENTIAL ] ta DOMPANIES, COMPLETE SEPARATE FORM FOR EACH f£c.N=v 7704763651 E-MAIL ADDRESS: CODE: SUB CODE: POLICY TYPE Boiler Machinery CUSTOMER ID 100724 NAMED INSURED AND ADDRESS The Chefs’ Warehouse, Inc. and subsidiaries LOAN NUMBER POLICY NUMBER [•CONFIDENTIAL ] 1 00 East Ridge Road Ridgefield, CT 06877 EFFECTIVE DATE E 05012011 XPIRATION DATE 05012012 [ CONTINUED UNTIL n TERMINATED IF CHECKED ADDITIONAL NAMED INSURED(S) THIS REPLACES PRIOR EVIDENCE DATED: PROPERTY INFORMATION (Use REMARKS on Page 2, if more space is required) D BUILDING OR g BUSINESS PERSONAL PROPERTY LOCATIONDESCRIPTION See attached list of locations BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS. COVERAGE INFORMATION PERILS INSURED BASIC BROAD X I SPECIAL COMMERCIAL PROPERTY COVERAGE AMOUNT OF INSURANCE: [’CONFIDENTIAL ] Boiler Machinery DEDfCONFIDENTIAL ] YES NO NA K3 BUSINESS INCOME D RENTAL VALUE X If YES, LIMIT: Included Actual Loss Sustained; of months BLANKET COVERAGE If YES, indicate value(s) reported on property identified above: TERRORISM COVERAGE Attach Disclosure Notice DEC IS THERE A TERRORISM-SPECIFIC EXCLUSION IS DOMESTIC TERRORISM EXCLUDED LIMITED FUNGUS COVERAGE If YES, LIMIT: DED: FUNGUS EXCLUSION (IF “YES’, specify organization’s form used) REPLACEMENT COST AGREED VALUE COINSURANCE If Yes, EQUIPMENT BREAKDOWN (If Applicable) If YES, LIMIT: DED: ORDINANCE OR LAW — Coverage for loss to undamaged portion of bldg — Demolition Costs If YES. LIMIT: DED: — Incr. Cost of Construction If YES. LIMIT: DED: EARTH MOVEMENT (If Applicable) If YES, LIMIT: DED: FLOOD (If Applicable) If YES, LIMIT: DED: WINDHAIL (If Subject to Different Provisions) If YES, LIMIT: DED: PERMISSION TO WAIVE SUBROGATION IN FAVOR OF MORTGAGE HOLDER PRIOR TO LOSS CANCELLATION SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE ADDITIONAL INTEREST NAMED BELOW, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES. ADDITIONAL INTEREST MORTGAGEE LENDERS LOSS PAYABLE CONTRACT OF SALE MtgLPAdd’l Ins LENDER SERVICING AGENT NAME AND ADDRESS NAME AND ADDRESS AUTHORIZED REPRESENTATIVE JP Morgan Chase Bank, NA Business Credit 1 Chase Square Tower Rochester, NY 14643 ACORD 28 (200607) S 11219 Page 1 of” 2 ‘ ©ACORlf CORPORATION 2003-2006. All rights reserved. The ACORD name and logo are registered marks of ACORD T A

EVIDENCE OF COMMERCIAL PROPERTY INSURANCE REMARKS — Including Special Conditions (Use only if more space is required) Spoilage:[ CONFIDENTIAL ] Expediting Expense:[’CONFIDENTIAL ] Ammonia Contamination: [’CONFIDENTIAL’] Water Damage [’CONFIDENTIAL’] Hazardous Substance [’CONFIDENTIAL’] Consequential Loss [’CONFIDENTIAL’] JP Morgan Chase Bank N.A. is named as Adminstrative Agent and Lender Loss Payee, as its interest may appear and as required by written contract. ACORD 28 (200607) 2of 2 S 11219 TXA

Client#: 100724 14CHEFSWAREH

ACORD™ CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY): 07/29/2011

PRODUCER J. Smith Lanier & Co.-Atlanta 11330 Lakefield Drive Bldg 1, Suite 100 Duluth, GA 30097	CONTACT NAME: PHONE (A/C, No, Ext): 770 476-1770 FAX (A/C, No): 7704763651 E-MAIL ADDRESS:
	INSURER(S) AFFORDING COVERAGE — NAIC # INSURER A : ["CONFIDENTIAL"] — ["CONFIDENTIAL"]
INSURED The Chefs' Warehouse, Inc. and subsidiaries 100 East Ridge Road Ridgefield, CT 06877	INSURER B : INSURER C : INSURER D : INSURER E : INSURER F :

COVERAGES CERTIFICATE NUMBER: REVISION NUMBER:

INSR LTR	TYPE OF INSURANCE	ADDL INSR	SUBR WVD	POLICY NUMBER	POLICY EFF (MM/DD/YYYY)	POLICY EXP (MM/DD/YYYY)	LIMITS	
	GENERAL LIABILITY COMMERCIAL GENERAL LIABILITY CLAIMS-MADE / OCCUR GEN'L AGGREGATE LIMIT APPLIES PER: POLICY / PRO-JECT / LOC						EACH OCCURRENCE	$
							DAMAGE TO RENTED PREMISES (Ea occurrence)	$
							MED EXP (Any one person)	$
							PERSONAL & ADV INJURY	$
							GENERAL AGGREGATE	$
							PRODUCTS - COMP/OP AGG	$
								$
	AUTOMOBILE LIABILITY ANY AUTO ALL OWNED AUTOS / SCHEDULED AUTOS HIRED AUTOS / NON-OWNED AUTOS						COMBINED SINGLE LIMIT (Ea accident)	$
							BODILY INJURY (Per person)	$
							BODILY INJURY (Per accident)	$
							PROPERTY DAMAGE (Per accident)	$
								$
	UMBRELLA LIAB / OCCUR EXCESS LIAB / CLAIMS-MADE DED / RETENTION $						EACH OCCURRENCE	$
							AGGREGATE	$
								$
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY Y/N ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? (Mandatory in NH) If yes, describe under DESCRIPTION OF OPERATIONS below	N/A					WC STATU-TORY LIMITS / OTH-ER	
							E.L. EACH ACCIDENT	$
							E.L. DISEASE - EA EMPLOYEE	$
							E.L. DISEASE - POLICY LIMIT	$
A	Employee Theft ERISA Theft-client prop			["CONFIDENTIAL"]	05/01/2011	05/01/2012	["CONFIDENTIAL"] ["CONFIDENTIAL"] ["CONFIDENTIAL"]	

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (Attach ACORD 101, Additional Remarks Schedule, if more space is required)

© 1988-2010 ACORD CORPORATION. All rights reserved.

ACORD 25 (2010/05) 1 of 2 The ACORD name and logo are registered marks of ACORD
#S1273059/M1273018 TXA

Client : 100724 14CHEFSWAREH ACORD,. CERTIFICATE OF LIABILITY INSURANCE DATE [M1WDDYYYY) 0729201 1 THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIRCATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIRCATE HOLDER. IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the pollcy(les) must be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder In lieu of such endorsements). PRODUCER J. Smith Lanier Co.-Atlanta 11330 Lakefleld Drive Bldgl, Suite 100 Duluth, GA 30097 ml” § NNE ,EXI): 770 476-1 770 Me. No). 7704763651 ML ADDRESS: INSURER(S) AFFORDING COVERAGE NAIC INSURER A ‘CONFIDENTIAL ] [’CONFIDENTIAL’] INSURED The Chefs” Warehouse, Inc. and subsidiaries 100 East Ridge Road Rldgefield, CT 06877 INSURER B : INSURER G; INSURER D : INSURER E : INSURER F ; REVISION NUMBER: COVERAGES CERTIFICATE NUMBER: THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACTOR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN. THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS. EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS, TYPE OF INSURANCE ADDLISUBR IBSHSffip. POLICY NUMBER POLICY EFF POLICY EXP (MWPPYYYYI (MMbaVYYYY) LIMITS GENERAL LIABILITY COMMERCIAL GENERAL LIABILITY CLAIMS-MADE I [ OCCUR GEN’l AGGREGATE LIMIT APPLIES PER: POLICY 5 EACH OCCURRENCE ..’ED :currence) MED EXP (Any one person) PERSONAL ADV INJURY GENERAL AGGREGATE PRODUCTS — CDMPOP AGG AUTOMOBILE LIABILITY COMBINED SINGLE LIMIT (Ea accident ANY AUTO ALL OWNED AUTOS HIRED AUTOS SCHEDULED AUTOS NON-OWNED AUTOS BODILY INJURY (Per person) BODILY INJURY (Per Occident) PROPERTY DAMAGE (Per acddsnj} UMBRELLA LIAB EXCESS UAB OCCUR CLAIMS-MADE EACH OCCURRENCE AGGREGATE OED RETENTIONS WORKERS COMPENSATION AND EMPLOYERS’ LIABILITY Y ( N ANY PROPRIETORPARTNEREXECUTIVE I — 1 OFFICERMEMBER EXCLUDED — (Mandatory In NH) If yea, describe under DESCRIPTION OF OPERATIONS balow Employee Theft ERISA Theft-client prop [’CONFIDENTIAL ] 5012011 OTH—ER I WC STATU-ITORY LIMITS E.L. EACH ACCIDENT E.L DISEASE — EA EMPLOYEE E.L. DISEASE — POLICY LIMIT I 05012012) [’CONFIDENTIAL ] [’CONFIDENTIAL ] [’CONFIDENTIAL ] DESCRIPTION OF OPERATIONS LOCATIONS ( VEHICLES (Attach ACORD 101, Additional Remarks SchBdulo, If more space li required) Forgery or Alteration [’CONFIDENTIAL ] On Premises [’CONFIDENTIAL ] In Transit [ CO“NFfDENTIAL ] Computer Crime [’CONFIDENTIAL ] Computer Program EDP Restoration [ CONFIDENTIAL ] (See Attached Descriptions) CERTIFICATE HOLDER CANCELLATION JPMorgan Chase Bank, NAATIMA Chase Business Credit Mail Code NY3-T251 One chase Square Tower 25 Rochester, NY 14643 i SHOULD ANY OFTHE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF. NOTICE WILL BE DELIVERED tN ACCORDANCE WITH THE POLICY PROVISIONS. AUTHORIZED REPRESENTATIVE j Ztfysxr r — • © 19fiEHfT6 ACORD CORPORATION. All rights reserved. ACORD 25 (201005) 1 of 2 S1273059M1273018 The ACORO name and logo are registered marks of ACORD TXA

DESCRIPTIONS (Continued frdinr Page Funds Transfer Fraud [’CONFIDENTIAL ] Personal Accounts Forgery or Alteration f CONFIDENTIAL ] Identity Fraud Expense Reimbursement [’CONFIDENTIAL ] Claim Expense [’CONFIDENTIAL ] Money Orders Counterfeit Money [’CONFIDENTIAL ] JPMorgan Chase Bank, N.A., Chase Business Credit are named additional insureds with respect to liability for all locations per written agreement. SAGITTA 25.3 {201005) 2 of 2 SS1273059M1273018

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY. J SPECIAL NOTICE OF CANCELLATION OR TERMINATION REQUIREMENTS ENDORSEMENT This endorsement modifies the following coverage: Crime It Is agreed that: Should this Crime Policy be canceled, reduced, non-renewed or restrictively modified in any way by the Company, the Company will endeavor to give 30 days advance notice to the organization(s) scheduled below, but failure to do so will not impair or delay the effectiveness of any such cancellation, reduction, non-renewal or restrictive modification, nor will the Company be held liable in any way. Should this Crime Policy be canceled or reduced at the request of the Insured, the Company will endeavor to notify the organization(s) named below of such cancellation or reduction within 30 business days after receipt of such a request, but failure to do so shall not impair or delay the effectiveness of such cancellation or reduction, nor shall the Company be held liable in any way. ENTITY NOTICE SCHEDULE Name of Entity Mailing Address JPMorgan Chase Bank, NA ATIMA Mail Code NY3-T251 Chase Business Credit One chase Square Tower 25 Rochester, NY 14643 Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions.exclusions or limitations of the above-mentioned policy, except as expressly stated herein. This endorsement is part of such policy and incorporated therein. Issuing Company: [’CONFIDENTIAL ] Policy Number: [’CONFIDENTIAL ] CRI-7120 Ed. 01-09 Printed in U.S.A. Page 1 of 1 ©2009[’CONFIDENTIAL ] All Rights Reserved

Client#: 12000

ACORD™ CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YY): 07/29/11

COVERAGES

INSR LTR	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS	
A	GENERAL LIABILITY	[*CONFIDENTIAL*]	05/01/11	08/01/12	EACH OCCURRENCE	[*CONFIDENTIAL*]
	X COMMERCIAL GENERAL LIABILITY				FIRE DAMAGE (Any one fire)	[*CONFIDENTIAL*]
	CLAIMS MADE X OCCUR				MED EXP (Any one person)	[*CONFIDENTIAL*]
					PERSONAL & ADV INJURY	[*CONFIDENTIAL*]
					GENERAL AGGREGATE	[*CONFIDENTIAL*]
	GEN'L AGGREGATE LIMIT APPLIES PER: POLICY PROJECT X LOC				PRODUCTS -COMP/OP AGG	[*CONFIDENTIAL*]
A	AUTOMOBILE LIABILITY	[*CONFIDENTIAL*]	05/01/11	08/01/12	COMBINED SINGLE LIMIT (Ea accident)	[*CONFIDENTIAL*]
	X ANY AUTO				BODILY INJURY (Per person)	$
	ALL OWNED AUTOS					
	SCHEDULED AUTOS				BODILY INJURY (Per accident)	$
	X HIRED AUTOS					
	X NON-OWNED AUTOS				PROPERTY DAMAGE (Per accident)	$
	GARAGE LIABILITY				AUTO ONLY - EA ACCIDENT	$
	ANY AUTO				OTHER THAN AUTO ONLY: EA ACC	$
					AGG	$
B	EXCESS LIABILITY	SEE ATTACHED	05/01/11	08/01/12	EACH OCCURRENCE	[*CONFIDENTIAL*]
	X OCCUR CLAIMS MADE				AGGREGATE	[*CONFIDENTIAL*]
	DEDUCTIBLE					
	RETENTION $					
C	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? If yes, describe under SPECIAL PROVISIONS below	[*CONFIDENTIAL*] [*CONFIDENTIAL*]	08/01/11 08/01/11	08/01/12 08/01/12	X WC STATUTORY LIMITS OTHER	
					E.L. EACH ACCIDENT	[*CONFIDENTIAL*]
					E.L. DISEASE - EA EMPLOYEE	[*CONFIDENTIAL*]
					E.L. DISEASE - POLICY LIMIT	[*CONFIDENTIAL*]
	OTHER					

DESCRIPTION OF OPERATIONS/LOCATIONS/EXCLUSIONS ADDED BY ENDORSEMENT/SPECIAL PROVISIONS

(See Attached Description)

ACORD 25 (2001/08) 1 of 3

© ACORD CORPORATION 1988

Clientff: 12000 ACQRH, CERTIFICATE OF LIABILITY INSURANCE SS™ PRODUCER Wells Fargo Ins Svcs USA Inc 7 Giralda Farms, 2nd Floor Madison, NJ 07940 973 437-2300 THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. INSURERS AFFORDING COVERAGE NAICSf INSURED Dairyland USA Corporation The Chefs’ Warehouse, Inc. 100 East Ridge Road Ridgefield, CT 06877 INSURER A: [“CONFIDENTIAL ] [•CONFIDENTIAL ] INSURER B: SEE ATTACHED INSURER c: [’CONFIDENTIAL ] [•CONFIDENTIAL ] INSURER D: INSURER E: COVERAGES THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMEMT. TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS. NSR LTR TYPE OF INSURANCE POLICY NUMBER POLICY EFFECTIVE DATE (MMJOtHYY) POLICY EXPIRATION DATE (MMDDYY) LIMITS A GEK x_ ERAL LIABILITY COMMERCIAL GENERAL LIABILITY CLAIMS MADE X OCCUR [’CONFIDENTIAL ] 050111 080112 EACH OCCURRENCE rCONFIDENTIAL’] FIRE DAMAGE (Any one fire) [•CONFIDENTIAL ] MED EXP (Any one person) (“CONFIDENTIAL ] PERSONAL 1 ADV INJURY [•CONFIDENTIAL’] GENERAL AGGREGATE ‘CONFIDENTIAL ] GEKL AGGREGATE LIMIT APPLIES PER: POLICY IJECT xlL°c PRODUCTS -COMPOP AGG [•CONFIDENTIAL ] A AU’ X OMDDILE LIABILITY ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS HIRED AUTOS NON-OWNED AUTOS [’CONFIDENTIAL ] 050111 osroii2 COMBINED SINGLE LIMIT (Eaacddenl) {’CONFIDENTIAL-] ]T 2L BODILY INJURY (Per person) BODILY INJURY (Per eca’dent) 9 PROPERTY DAMAGE (Peracciaant) s GARAGE LIABILITY I ANY AUTO n AUTO ONLY — EA ACCIDENT 1 OTHFRTHAN EAACC 1 AUTO ONLY: AGG J B EXCESS LIABILITY X] OCCUR CLAI MS MADE R DEDUCTIBLE RETENTION SEE ATTACHED 050111 080112 EACH OCCURRENCE •CONFIDENTIAL’] AGGREGATE •CONFIDENTIAL ] C WORKERS COMPENSATION AND EMPLOYERS’ LIABILITY ANY PROPRIETORPARTNEREXECUTIVE OFFICERMEMBER EXCLUDED II yes, describe under SPECIAL PROVISIONS below [’CONFIDENTIAL ] [’CONFIDENTIAL ] 080111 080111 080112 080112 v 1 WC STATU- 1 OTH-A [TORY LIMITS 1 ER E.L. EACH ACCIDENT ‘CONFIDENTIAL ] E.L. DISEASE — EA EMPLOYEE •CONFIDENTIAL’] E.L. DISEASE — POLICY LIMIT ‘CONFIDENTIAL ] OTHER DESCRIPTION OF OPERATIONSLOCATIONSIEXCLUSIONS ADDED BY ENDORSEMENTJSPECIAL PROVISIONS Except 10 days notice for cancellation due to non-payment of premium. (See Attached Description) CANCELLATION CERTIFICATE HOLDER JPMorgan Chase Bank, N.A. Chase Business Credit Mail Code: NY3-T251 One Chase Square, 25th Floor Rochester, NY 14643 I SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF. THE ISSUING INSURER WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT. BUT FAILURE TO DO SO SHALL IMPOSE NO OBUGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES. AUTHORIZED REPRESENTlJVE M Q(« »fy J+ - ACORD 25 (200108) 1 of 3 © ACORD CORPORATION 19B8

IMPORTANT If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s). If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s). DISCLAIMER The Certificate of Insurance on the reverse side of this form does not constitute a contract between the issuing insurer(s), authorized representative or producer, and the certificate holder, nor does it affirmatively or negatively amend, extend or alter the coverage afforded by the policies listed thereon. ACORD 25 (2001-08) 2 of 3

DESCRIPTIONS (Continued from Page 1) EXCESS LIABILITY: 1) LEAD EXCESSrcoNFiDENTiAL ][050111 to 080112)-[“CONFIDENTIAL ] Insurer: [“CONFIDENTIAL ] (NAIC : [’CONFIDENTIAL ] 2) [ CONFIDENTIAL ] (050111 to 080112) - fCONFIDENTIAL ] Insurer: [’CONFIDENTIAL ] (NAIC : [’CONFIDENTIAL ] 3) [’CONFIDENTIAL ] (050111 to 080112)-[“CONFIDENTIAL’] Insurer: [“CONFIDENTIAL ] (NAIC : [“CONFIDENTIAL ] RE: All Locations Per Written Agreement. JPMorgan Chase Bank, N.A. and Chase Business Credit are included as Additional Insured as their interest may appear, in accordance with the Blanket Additional Insured provisions of the General Liability, Excess Liability and Automobile Liability. ACORD 25 (2001-08) 3 of 3

14CHEFSWAREH

ACORD EVIDENCE OF COMMERCIAL PROPERTY INSURANCE

DATE (MM/DD/YYYY): 07/29/2011

PRODUCER NAME, CONTACT PERSON AND ADDRESS — PHONE (A/C, No, Ext): 770 476-1770

FAX (A/C, No): 7704763651 — E-MAIL ADDRESS:

CODE: — SUB CODE:

AGENCY CUSTOMER ID #: 100724

NAMED INSURED AND ADDRESS

ADDITIONAL NAMED INSURED(S)

COMPANY NAME AND ADDRESS: [*CONFIDENTIAL*] — NAIC NO: [*CONFIDENTIAL*]

IF MULTIPLE COMPANIES, COMPLETE SEPARATE FORM FOR EACH

POLICY TYPE: Property

LOAN NUMBER: — POLICY NUMBER: [*CONFIDENTIAL*]

EFFECTIVE DATE: 05/01/2011 — EXPIRATION DATE: 05/01/2012 — ☐ CONTINUED UNTIL TERMINATED IF CHECKED

THIS REPLACES PRIOR EVIDENCE DATED:

☒ BUILDING OR ☒ BUSINESS PERSONAL PROPERTY

LOCATION/DESCRIPTION

All locations

COVERAGE INFORMATION

PERILS INSURED: ☐ BASIC ☐ BROAD ☒ SPECIAL

CANCELLATION

ADDITIONAL INTEREST

☐ MORTGAGEE ☐ CONTRACT OF SALE
☐ LENDERS LOSS PAYABLE ☒ Mtg/LP/Add'l Ins

NAME AND ADDRESS

LENDER SERVICING AGENT NAME AND ADDRESS

AUTHORIZED REPRESENTATIVE

[signature]

ACORD 28 (2006/07) S 11218 Page 1 of 2
©ACORD CORPORATION 2003-2006. All rights reserved.
TXA
The ACORD name and logo are registered marks of ACORD

14CHEFSWAREH ACORD™ E\ IDENCE OF COMMERCIAL PROPERTY INSURANCE DATE (MMDDYYYY) 0729201 1 THE ADDITIONAL INTEREST NAMED BELOW. THIS EVIDENCE OF COMMERCIAL PROPERTY INSURANCE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE A.FFORDED BY THE POLICIES BELOW PRODUCER NAME, CONTACT PERSON AND ADDRESS J. Smith Lanier Co.-Atlan 11 330 Lakefield Drive Bldgl. Suite 100 Duluth, GA 30097 I PHONE -7-7H ji 70 -7-7H I (Ac.No,Ext): 770476-1770 COMPANY NAME AND ADORES .[’CONFIDENTIAL’] IF MULTIPLE ,S NAIC NO: [’CONFIDENTIAL ] la ;OMPANIES, COMPLETE SEPARATE FORM FOR EACH Ti£ Noi- 7704763651 E-MAIL ADDRESS: CODE: SUB CODE: POLICY TYPE Property AGENCY t nn-irtA CUSTOMER ID • 1 00724 NAMED INSURED AND ADDRESS The Chefs’ Warehouse, Inc. and subsidiaries LOAN NUMBER POLICY NUMBER [’CONFIDENTIAL ] 100 East Ridge Road Ridgefield, CT 06877 EFFECTIVE DATE E 05012011 XPIRATION DATE 05012012 f CONTINUED UNTIL \ TERMINATED IF CHECKED ADDITIONAL NAMED INSURED(S) THIS REPLACES PRIOR EVIDENCE DATED: PROPERTY INFORMATION (Use REMARKS on Page 2, if more space is required) Kl BUILDING OR E BUSINESS PERSONAL PROPERTY LOCATIONDESCRIPTION All locations BE ISSUED OR MAYPERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS. COVERAGE INFORMATION PERILS INSURED j (BASIC I I BROAD X I SPECIAL COMMERCIAL PROPERTY COVERAGE AMOUNT OF INSURANCE: [ CONFIDENTIAL ] Loss Limit DED: [’CONFIDENTIAL’] YES NO N;A El BUSINESS INCOME D RENTAL VALUE X If YES, LIMIT: included Actual Loss Sustained; of months 4 BLANKET COVERAGE X If YES, indicate value(s) reported on property identified above: TERRORISM COVERAGE X Attach Disclosure Notice DEC IS THERE A TERRORISM-SPECIFIC EXCLUSION X IS DOMESTIC TERRORISM EXCLUDED X LIMITED FUNGUS COVERAGE X If YES, LIMIT: DED: FUNGUS EXCLUSION (IF “YES’, specify organization’s form used) X REPLACEMENT COST X AGREED VALUE X COINSURANCE X IfYes, EQUIPMENT BREAKDOWN (If Applicable) X IfYES, LIMIT: DED: ORDINANCE OR LAW — Coverage for loss to undamaged portion of bldg X — Demolition Costs X If YES. LIMIT: [’CONFIDENTIAL’] DED: [’CONFIDENTIAL’] — Incr. Cost of Construction X IfYES, LIMIT: [’CONFIDENTIAL ] DED: [“CONFIDENTIAL ] EARTH MOVEMENT (If Applicable) X IfYES. LIMIT: [’CONFIDENTIAL ] DED: [’CONFIDENTIAL ] FLOOD (If Applicable) X If YES. LIMIT: [ CONFI DENTIAL ] DED: [’CONFIDENTIAL’] WINDHAIL (If Subject to Different Provisions) X IfYES. LIMIT: DED: [’CONFIDENTIAL ] PERMISSION TO WAIVE SUBROGATION IN FAVOR OF MORTGAGE HOLDER PRIOR TO LOSS X CANCELLATION SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL30 DAYS WRITTEN NOTICE TO THE ADDITIONAL INTEREST NAMED BELOW, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES. ADDITIONAL INTEREST MORTGAGEE LENDERS LOSS PAYABLE CONTRACT OF SALE MtgLPAdd’l Ins LENDER SERVICING AGENT NAME AND ADDRESS NAME AND ADDRESS AUTHORIZED REPRESENTATIVE JP Morgan Chase Bank, NA Business Credit 1 Chase Square Tower Rochester, NY 14643 ACORD 28 (200607) S 11218 Page 1 of 2 ©ACORCf CORPORATION 2003-2006. All rights reserved. The ACORD name and logo are registered marks of ACORD

EVIDENCE OF COMMERCIAL PROPERTY INSURANCE REMARKS — Including Special Conditions (Use only if more space is required) JP Morgan Chase Bank, N.A. is named as Administrative Agent and Lender Loss Payee, as its interest may appear and as required by written contract. ACORD 28 (200607) 2of 2 S 11218 TXA

ACORD CERTIFICATE OF INSURANCE

ISSUE DATE (07/29/2011)

PRODUCER

Hugh Wood Inc.
55 Broadway, 24th Floor
New York, NY 10006
Phone: (212) 509-3777

INSURED

COVERAGES

INSR LTR	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS	
	GENERAL LIABILITY ☐ COMMERCIAL GENERAL LIABILITY ☐ ☐ CLAIMS MADE ☐ OCCUR. ☐ OWNER'S & CONTRACTOR'S				GENERAL AGGREGATE PRODUCTS-COMP/OP AGG. PERSONAL & ADV. INJURY EACH OCCURRENCE DAMAGES TO RENTED PREMISED (Each occurrence) MED. EXPENSE (Any one person)	$
	AUTOMOBILE LIABILITY ☐ ANY AUTO ☐ ALL OWNED AUTOS ☐ SCHEDULED AUTOS ☐ HIRED AUTOS ☐ NON-OWNED AUTOS ☐ GARAGE LIABILITY				COMBINED SINGLE LIMIT BODILY INJURY (Per Person) BODILY INJURY (Per Accident) PROPERTY DAMAGE	$ $ $ $
	EXCESS/UMBRELLA LIABILITY ☐ OCCUR ☐ DEDUCTIBLE ☐ RETENTION $				EACH OCCURRENCE AGGREGATE	$
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? If yes, describe under SPECIAL PROVISIONS below				WC Statutory Limits E.L. Each Accident E.L. Disease – EA Employee E.L. Disease – Policy Limit	$ $ $
A	OTHER ☒ Marine Cargo Insurance	[*CONFIDENTIAL*]	08/10/10	08/10/11	Per any one vessel, aircraft, barge or connecting conveyance Deductible to any one Loss	[*CONFIDENTIAL*] [*CONFIDENTIAL*]

DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/SPECIAL ITEMS

Limit [*CONFIDENTIAL*] Per any one package shipped mail or parcel post. Limit [*CONFIDENTIAL*] Per any one vessel when subject to an on deck bill of lading. JPMorgan Chase Bank, N.A. and Chase Business Credit are included as Additional Insured as their interest may appear.
Marine Cargo Insurance – Against all risks of physical loss or damage from any external cause whatsoever, except those risks that may be excluded by the F.C.&S. warranty S.R.&C.C. warranty and/or other warranties or exclusions specified in this policy, unless covered elsewhere herein, irrespective of percentage.

CERTIFICATE HOLDER

Evidence of Insurance

CANCELLATION

AUTHORIZED REPRESENTATIVE

Joseph Sheridan

ACORD 25 (2009-01)

ACORD CERTIFICATE OF INSURANCE ««.»TE «««D PRODUCER Hugh Wood Inc. 55 Broadway, 24th Floor Now York,- NY 10008 Phone: (212)509-3777 THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER, THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. INSURERS AFFORDING COVERAGE NA1CS INSURER A: ‘CONFIDENTIAL ] INSURED The Chefs” Warehouse, Inc. and subsidiaries 100 East Ridge Road Ridgefield.CT 06877 INSURER B: INSURER C: INSURER D: INSURER E: COVERAGES INDICATED, NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AMD CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BYPAJD CLAIMS. Him LTR TYPE OF INSURANCE POLICY NUMBER POLICY EFFECTIVE DATE (MMDDYY) POLICY EXPIRATION DATE IMWDDW) LIMITS GENERAL LIABILITY Q COMMERCIAL GENERAL LIABILITY CJQ CLAIMS MADE []oCCUR. Q OWNER’S CONTRACTOR’S GENERAL AGGREGATE PRODUCTS-COMPOf AGG. PERSONALS ADV. INJURY EACH OCCURRENCE DAMAGES TO RENTED PREMISED (Each occunenca) MED. EXPENSE (Anyone percon) AUTOMOBILE LIABILITY _ ANY AUTO _ ALL OWNED AUTOS _ SCHEDULED AUTOS _ HIRED AUTOS _ NON-OWNED AUTOS QGARAQE LIABILITY COMBINED SINGLE LIMIT BODILY INJURY (PerPwson)) BODILY INJURY (Pw Accident) PROPERTY DAMAGE S 5 S EXCESSrUMBRELLA LIABILITY Q OCCUR Q DEDUCTIBLE O RETENTION EACH OCCURRENCE AGGREGATE S WORKERS COMPENSATION AND EMPLOYERS’ LIABILITY ANY PROPRETORPARTNeWeXECUTTVe OPFKEWM raER EXCLUDED II yet, desertber under SPECIAL PROVISIONS below WCStelutoryUmlte E.L. Each Acddenl E.L Disease — EA Employes E.L. Dlssase - Policy Limll S A OTHER IXI Mwliw Cargo Jnsiirsnco [’CONFIDENTIAL ] 081010 081011 Per any one vessel, aircraft, barge or connecting conveyance [’CONFIDENTIAL ] Deductible to any one Loss [’CONFIDENTIAL ] DESCRIPTION OF OPERATlONSft-OCATIDNSVEHICLESSPECIAL ITEMS Limit I-CONFIDENTIAL-I per any one paokagB shipped mall or parcel posl. Limit [“CONH°ENTIAri per any one vessel Whan subject to an on deck bill of lading. JPMorgan Chase Bank, N.A. and Chase Business Credit are Included as Additional Insured as their interest may appear. Marina Cargo Insurance — Against all risks of physical loss or damage from any external cause whatsoever, except those risks that may be excluded by the F.C. S. warranty S.R. C.C. warranty andor other warranties or exclusions specified In this policy, unless covered elsewhere herein, Irrespective of percentage. CERTIFICATE HOLDER CANCELLATION JP Morgan Chase Bank, NA Business Credit 1 Chase Square Tower Rochester, NY 14643 Evidence of Insurance SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPJRAT10N DATE THEREOF. THE ISSUING COMPANY WILL ENDEAVOR TO MAIL fiQ DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE COMPANY, ITS AGENTS OR REPRESENTATIVES, AUTHORIZED REPRESENTATIVE 77 (J j Jossph Shsrldon ‘ ACORD 26 (2003-01)

IMPORTANT If the certificate holder is an ADDITIONAL INSURED, trie pollcy(les) must be endorsed. A statement on this certificate does not confer rights to the certificate holder In lieu of such endorsement(s). If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder In lieu of such endorsements). DISCLAIMER This Certificate of Insurance does not constitute a contract between the issuing insurer(s), authorized representative or producer, and the certificate holder, nor does it affirmatively or negatively amend, extend or alter the coverage afforded by the policies listed thereon.

Attached to and forming part of Policy No. [’CONFIDENTIAL ] Ofthe: [’CONFIDENTIAL ] Issued to: The Chefs’ Warehouse, Inc. Effective Date: July 29,2011 ADDITIONAL INSURED ENDORSEMENT It is hereby understood and agreed that JPMorgan Chase Bank, N.A. and Chase Business Credit are Included as Additional Insured as their Interest may appear to Policy number[ coNFiDENTiAL ] ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED Authorized Representative

Schedule 3.15

Capitalization and Subsidiaries

Authorized Equity
Issuer	Interests	Issued Equity Interests	Ownership
The Chefs’ Warehouse, Inc.	100,000,000 shares of common stock	20,666,667 shares of common stock	Christopher Papas — 23.73% (subject to underwriters’ over-allotment option)

	5,000,000 shares of preferred stock		John Papas — 23.73% (subject to underwriters’ over-allotment option)

Employees and General Public — 44.93% (subject to underwriters’ over-allotment option)

Dairyland USA Corporation	200 shares of common stock	100 shares of common stock represented by certificate no. 26	The Chefs’ Warehouse, Inc. — 100%

Chefs’ Warehouse Parent, LLC	N/A	N/A	The Chefs’ Warehouse, Inc.— 100%

Bel Canto Foods, LLC	N/A	N/A	Dairyland USA Corporation — 100%

The Chefs’ Warehouse West Coast, LLC	N/A	N/A	Chefs’ Warehouse Parent, LLC — 100%

The Chefs’ Warehouse of Florida, LLC	N/A	N/A	Chefs’ Warehouse Parent, LLC — 100%

The Chefs’ Warehouse Mid-Atlantic, LLC	N/A	N/A	Chefs’ Warehouse Parent, LLC — 100%

Entity Name	Jurisdiction of Organization	Organizational Form
Dairyland USA Corporation	New York	Corporation

Bel Canto Foods, LLC	New York	Limited Liability Company

The Chefs’ Warehouse, Inc.	Delaware	Corporation

The Chefs’ Warehouse West Coast, LLC	Delaware	Limited Liability Company

Chefs’ Warehouse Parent, LLC	Delaware	Limited Liability Company

The Chefs’ Warehouse of Florida, LLC	Delaware	Limited Liability Company

The Chefs’ Warehouse Mid-Atlantic, LLC	Delaware	Limited Liability Company

Schedule 3.18
Tradenames

Loan Party	Trade Names/Business Names
Dairyland USA Corporation	•	The Chefs’ Warehouse

	•	Winters Seafoods

	•	Dairyland

	•	Dairyland USA

The Chefs’ Warehouse Mid-Atlantic, LLC	•	The Chefs’ Warehouse, LLC

The Chefs’ Warehouse, Inc.	•	Chefs’ Warehouse Holdings, LLC

Bel Canto Foods, LLC	•	Bel Canto Food

	•	Bel Canto Foods

	•	Bel Canto

Schedule 3.19
Bank Accounts

Owner	Bank	Account Number	Type	Purpose
Dairyland USA Corporation	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Credit Card	Collections/ Disbursements

Dairyland USA Corporation	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Operating	Collections/ Disbursements

Bel Canto Foods, LLC	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Operating	Collections/ Disbursements

The Chefs’ Warehouse Mid-Atlantic, LLC	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Operating	Collections/ Disbursements

The Chefs’ Warehouse West Coast, LLC	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Operating	Disbursements

Dairyland USA Corporation	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Controlled Disbursement Account	Disbursements

Bel Canto Foods, LLC	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Controlled Disbursement Account	Disbursements

Owner	Bank	Account Number	Type	Purpose
The Chefs’ Warehouse Mid-Atlantic, LLC	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Controlled Disbursement Account	Disbursements

The Chefs’ Warehouse West Coast, LLC	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Controlled Disbursement Account	Disbursements

The Chefs’ Warehouse West Coast, LLC	Bank of America Puente Hills 1605 S. Azusa Ave Hacienda Heights CA 91745	[*CONFIDENTIAL*]	DDA	Driver Cash Collections /Petty Cash Disbursements

The Chefs’ Warehouse, Inc.	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Collections/ Disbursements	Account not used

Dairyland USA Corporation	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Lockbox	For New York and Tri State Area Collections

Bel Canto Foods, LLC	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Lockbox	For New York and Tri State Area Collections

The Chefs’ Warehouse Mid-Atlantic, LLC	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Lockbox	For Maryland and Surrounding Area Collections

The Chefs’ Warehouse West Coast, LLC	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Lockbox	For West Coast Collections

Owner	Bank	Account Number	Type	Purpose
The Chefs’ Warehouse of Florida, LLC	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Lockbox	For Florida Area Collections

The Chefs’ Warehouse of Florida, LLC	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Operating	Collections/Disbursements

The Chefs’ Warehouse of Florida, LLC	JP Morgan Chase Bank Corporate Park Drive, 2nd Floor White Plains, NY 10604 Attn: Lisa Crowley, Vice President	[*CONFIDENTIAL*]	Control Disbursement	Disbursements

Schedule 3.22
Affiliate Transactions
Warehouse and Office Leases
We lease two warehouse and office facilities from two entities that are wholly-owned by three of our directors pursuant to long-term operating lease agreements.
Dairyland subleases a warehouse and office facility in the Bronx, New York from The Chefs’ Warehouse Leasing Co., LLC, a New York limited liability company that is wholly-owned by Christopher Pappas, John Pappas and Dean Facatselis.
Dairyland also leases a warehouse and office facility in Hanover, Maryland from Candlewood Road Property, LLC, a Maryland limited liability company that is wholly-owned by Christopher Pappas, John Pappas and Dean Facatselis.
Employment of Family Members
John Pappas’s brother-in-law, Constantine Papataros, is an employee of Dairyland USA Corporation.

Schedule 6.01
Existing Indebtedness
None.

Schedule 6.02
Existing Liens
None.

Schedule 6.04
Existing Investments
None.

Schedule 6.10
Existing Restrictions
None.

EXHIBIT A
TO CREDIT AGREEMENT
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit, Guarantees and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[an Affiliate/Approved Fund of [identify Lender]]

3.	Borrowers:	DAIRYLAND USA CORPORATION, a New York corporation, THE CHEFS’ WAREHOUSE MID-ATLANTIC, LLC, a Delaware limited liability company, BEL CANTO FOODS, LLC, a New York limited liability company, THE CHEFS’ WAREHOUSE WEST COAST, LLC, a Delaware limited liability company, and THE CHEFS’ WAREHOUSE OF FLORIDA, LLC, a Delaware limited liability company

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A.

5.	Credit Agreement:	The $80,000,000 Credit Agreement dated as of August 2, 2011 among Borrowers, the other Loan Parties party thereto from time to time, the Lenders parties thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto from time to time

6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned[2]	for all Lenders	Assigned	Commitment/Loans[3]

	$	$	%

	$	$	%

	$	$	%

Effective Date: _____________ ___, 201__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Loan Commitment,” etc.)

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][4] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent [and Issuing Bank]
By
Name:
Title:

[Consented to:][5] THE CHEFS’ WAREHOUSE, INC., as Borrower Representative
By
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent and/or Issuing Bank is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Borrower Representative is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C
TO CREDIT AGREEMENT
FORM OF BORROWING BASE CERTIFICATE
(see attached)

BORROWING BASE REPORT

Rpt #
Obligor Number:	Date:
Loan Number:	Period Covered:___________ to ____________

COLLATERAL CATEGORY	A/R	Inventory	Total Eligible Collateral
Description
1 Beginning Balance (Previous report — Line 8)
2 Additions to Collateral (Gross Sales or Purchases)
3 Other Additions (addbk any non-A/R cash)/Deductions
4 Deductions to Collateral (Cash Received)
5 Deductions to Collateral (Discounts, other)
6 Deductions to Collateral (Credit Memos, all)
7 Other non-cash credits to A/R (Interco Balance Eliminated)
Total Ending Collateral Balance (Inventory as of xx/xx/xx)
1 Less Ineligible — Past Due (75 Days from Invoice Date)
2 Less Ineligible — COD Customers
3 Less Ineligible — Group Account Discounts
4 Less Ineligible — Cross-age (50%)
5 Less Ineligible — Concentration (20% of Eligible)
6 Less Ineligible — Credits over 75 days past due
7 Less Ineligible — Contra
8 Less Ineligible — Other (Credit Card Customers)
9 Less Ineligible — Other (attach schedule)
10 Total Ineligibles — Accounts Receivable

11 Less Ineligible — Dairy/Liquid Milk Products
12 Less Ineligible — Offsite not covered/Public Warehouse
13 Less Ineligible — Warehouse Packaging
14 Less Ineligible — Obsolete/Defective/Expired
15 Less Ineligible — PCA related
16 Less Ineligible — Consigned
17 Less Ineligible — Other (attach schedule)
18 Total Ineligible Inventory

19 Total Eligible Collateral
20 Advance Rate Percentage	%	%
21 Net Available — Borrowing Base Value
22 Rent Reserve (3 months)
23 Reserves — PACA/PCA/PSA
24 Reserves (other)
25 Total Borrowing Base Value
26 Total Availability/CAPS (Max $20MM Inv.)
27 Revolver Line	$50,000,000		Total Revolver Line	$50,000,000
28 Maximum Borrowing Limit (Lesser of 25 or 26)*			Total Available
29 Suppressed Availability

LOAN STATUS
30 Previous Loan Balance (Previous Report Line 33)
31 Less: A. Net Collections (Same as line 4)
B. Adjustments/Other: Loan payment
32 Add: A. Request for Funds
B. Adjustments/Other/Interest Payment and Audit Fee
33 New Loan Balance			TOTAL NEW LOAN BALANCE:
34 Letter of Credit/Bankers Acceptance outstanding
35 Availability Not Borrowed (Lines 28 less 33 & 34)
36 Term Loan
37 OVERALL EXPOSURE (lines 31 & 34)

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement dated as of August 2, 2011 (as it may be amended or modified from time to time, the “Agreement”) among The Chefs’ Warehouse, Inc., a Delaware corporation (“Borrower Representative”), Dairyland USA Corporation, a New York corporation (“Dairyland”), The Chefs’ Warehouse Mid-Atlantic, LLC, a Delaware limited liability company (“CW Mid-Atlantic”), Bel Canto Foods, LLC, a Delaware limited liability company (“Bel Canto”), The Chefs’ Warehouse West Coast, LLC, a Delaware limited liability company (“CWWC”), The Chefs’ Warehouse of Florida, LLC, a Delaware limited liability company (“CWF” and together with Dairyland, CW Mid-Atlantic, Bel Canto and CWWC, the “Borrowers”), the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, Borrower Representative, on behalf of Borrowers, is executing and delivering to the Administrative Agent this Borrowing Base Report accompanied by supporting data (collectively referred to as the “Report”). Borrower Representative, on behalf of Borrowers, represents and warrants to the Administrative Agent that this Report is true and correct, and is based on information contained in each Borrower’s own financial accounting records. Borrower Representative, on behalf of Borrowers, by the execution of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and certifies on this ___ day of ________________, 201_, that each Borrower is in compliance with the Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Agreement.

THE CHEFS’ WAREHOUSE, INC.	AUTHORIZED SIGNATURE:

EXHIBIT D
TO CREDIT AGREEMENT
FORM OF COMPLIANCE CERTIFICATE
To: The Lenders party to the Credit Agreement described below
     This Compliance Certificate (this “Certificate”) is furnished pursuant to that certain Credit Agreement dated as of August 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Agreement”) among The Chefs’ Warehouse, Inc., a Delaware corporation (“Borrower Representative”), Dairyland USA Corporation, a New York corporation (“Dairyland”), The Chefs’ Warehouse Mid-Atlantic, LLC, a Delaware limited liability company (“CW Mid-Atlantic”), Bel Canto Foods, LLC, a Delaware limited liability company (“Bel Canto”), The Chefs’ Warehouse West Coast, LLC, a Delaware limited liability company (“CWWC”), The Chefs’ Warehouse of Florida, LLC, a Delaware limited liability company (“CWF” and together with Dairyland, CW Mid-Atlantic, Bel Canto and CWWC, the “Borrowers”), the other Loan Parties party thereto from time to time, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as the Issuing Bank. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES, SOLELY IN THE UNDERSIGNED’S CAPACITY AS AN AUTHORIZED OFFICER OF BORROWER REPRESENTATIVE AND NOT IN THE UNDERSIGNED’S INDIVIDUAL CAPACITY, ON BEHALF OF THE BORROWERS, THAT:
     1. I am the duly elected                  of the Borrower Representative.
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower Representative and its Subsidiaries during the accounting period covered by the attached financial statements, and such financial statements present fairly in all material respects the financial condition and results of operations of Borrower Representative and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
     3. [No Default has occurred as of the date of this Certificate.]/[A Default has occurred as of the date of this Certificate, and set forth below are the details thereof and any action taken or proposed to be taken with respect thereto.]
     4. [No change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement.]/[There has been a change in GAAP or in the application thereof since the date of the audited financial statements referred to in Section 3.04 of the Agreement, and set forth below is the effect of such change on the financial statements accompanying this Certificate.]
     5. Schedule I attached hereto sets forth reasonably detailed calculations demonstrating compliance with Section 6.13 of the Agreement.
[Signature Page Follows]

     The foregoing certifications, together with the computations set forth on Schedule I and the financial statements delivered with this Certificate in support hereof, are made and delivered this        day of         ,     .

THE CHEFS’ WAREHOUSE, INC., as Borrower Representative
By:
Name:
Title:

SCHEDULE I
Compliance as of the fiscal month ending ____________, 201__.

1. EBITDA: (i) + (ii) — (iii) =	$	[___,___,___]

(i) Net Income:	$	[___,___,___]

(ii) Without duplication, and to the extent deducted in determining Net Income:

(a) Interest Expense:	$	[___,___,___]

(b) income tax expense net of tax refunds:	$	[___,___,___]

(c) depreciation and amortization expense:	$	[___,___,___]

(d) extraordinary non-cash charges for such period:	$	[___,___,___]

(e) other non-cash charges[*]:	$	[___,___,___]

(f) non-recurring fees, cash charges and other cash expenses made or incurred in connection with the IPO that are paid within sixty days of the consummation of the IPO in an aggregate amount not to exceed $1,000,000:
	$	[___,___,___]

(g) non-recurring fees, cash charges and other cash expenses made or incurred in connection with a completed Permitted Acquisition to the extent reviewed and approved by Administrative Agent:	$	[___,___,___]

(h) non-recurring cash charges related to workers’ compensation claims in an amount not to exceed $250,000 per Fiscal Year:	$	[___,___,___]

Total of (ii)(a) through (h):	$	[___,___,___]

(iii) without duplication, and to the extent included in Net Income, any extraordinary gains and any non-cash items of income:	$	[___,___,___]

2. Fixed Charges: (i) + (ii) + (iii) + (iv) + (v) =	$	[___,___,___]

(i) cash Interest Expense:	$	[___,___,___]

[*]	Excluding any such non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory or accounts receivable.

(ii) prepayments (other than mandatory Excess Cash Flow prepayments and prepayments of Indebtedness under Section 4.01(g) on the Effective Date) and scheduled principal payments on Indebtedness actually paid:
	$	[___,___,___]

(iii) expense for taxes paid in cash:	$	[___,___,___]

(iv) dividends or distributions paid in cash:	$	[___,___,___]

(v) Capital Lease Obligation payments:	$	[___,___,___]

3. Fixed Charge Coverage Ratio: ((i) — (ii)) / (iii) =

(i) EBITDA:	$	[___,___,___]

(ii) the unfinanced portion of Capital Expenditures:	$	[___,___,___]

(iii) Fixed Charges:	$	[___,___,___]

Actual: .__:1.00
Required: 1.15:1.00

4. Leverage Ratio: (i)/(ii) =

(i) Total Indebtedness (see attached schedule of Indebtedness):	$	[___,___,___]

(ii) EBITDA:	$	[___,___,___]

Actual: .__:1.00
Required: .__:1.00

Indebtedness
Attached.

EXHIBIT E
TO CREDIT AGREEMENT
JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”), dated as of __________, ____, 201___, is entered into between ________ ___________, a _________________ (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of August 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Chefs’ Warehouse, Inc., a Delaware corporation (“Borrower Representative”), Dairyland USA Corporation, a New York corporation (“Dairyland”), The Chefs’ Warehouse Mid-Atlantic, LLC, a Delaware limited liability company (“CW Mid-Atlantic”), Bel Canto Foods, LLC, a Delaware limited liability company (“Bel Canto”), The Chefs’ Warehouse West Coast, LLC, a Delaware limited liability company (“CWWC”), The Chefs’ Warehouse of Florida, LLC, a Delaware limited liability company (“CWF” and together with Dairyland, CW Mid-Atlantic, Bel Canto and CWWC, the “Borrowers”), the other Loan Parties party thereto from time to time, the Lenders party thereto from time to time and the Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
The New Subsidiary and the Administrative Agent, for the benefit of the Lenders and other holders of Secured Obligations, hereby agree as follows:
     5. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Borrower” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Borrower thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

     6. The New Subsidiary hereby (i) agrees that this Agreement may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Administrative Agent, on behalf of and for the ratable benefit of the Lenders, a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Administrative Agent supplements to all schedules attached to the Pledge and Security Agreement; provided, that with respect to such supplements, any applicable schedule that relates solely to the Effective Date shall be deemed to be as of the date of this Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.
     7. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, delivering such additional Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.
     8. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

     9. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.
     10. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.
     11. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature Page Follows]

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]
By:
Name:
Title:

Acknowledged and accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT F-1
TO CREDIT AGREEMENT
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. [Lenders] [Participants]1 That Are Not Partnerships For U.S. Federal Income Tax
Purposes)
     Reference is hereby made to the Credit Agreement dated as of August 2, 2011 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Chefs’ Warehouse, Inc., a Delaware corporation (“Borrower Representative”), Dairyland USA Corporation, a New York corporation (“Dairyland”), The Chefs’ Warehouse Mid-Atlantic, LLC, a Delaware limited liability company (“CW Mid-Atlantic”), Bel Canto Foods, LLC, a Delaware limited liability company (“Bel Canto”), The Chefs’ Warehouse West Coast, LLC, a Delaware limited liability company (“CWWC”), The Chefs’ Warehouse of Florida, LLC, a Delaware limited liability company (“CWF” and together with Dairyland, CW Mid-Atlantic, Bel Canto and CWWC, the “Borrowers”), the other Loan Parties party thereto from time to time, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
     Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))] [participation] in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
     The undersigned has furnished [the Administrative Agent and the Borrower Representative] [its participating Lender] with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform [the Borrower Representative and the Administrative Agent] [such Lender] and (2) the undersigned shall have at all times furnished [the Borrower Representative and the Administrative Agent] [such Lender] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER OR PARTICIPANT]

By:

Name:
Title:
Date: ________ ___, 201___

[1]	This form can be used for Lenders or Participants. Select the appropriate bracketed phrases.

EXHIBIT F-2

TO CREDIT AGREEMENT
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. [Lenders] [Participants]2 That Are Partnerships For U.S. Federal Income
Tax Purposes)
     Reference is hereby made to the Credit Agreement dated as of August 2, 2011 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Chefs’ Warehouse, Inc., a Delaware corporation (“Borrower Representative”), Dairyland USA Corporation, a New York corporation (“Dairyland”), The Chefs’ Warehouse Mid-Atlantic, LLC, a Delaware limited liability company (“CW Mid-Atlantic”), Bel Canto Foods, LLC, a Delaware limited liability company (“Bel Canto”), The Chefs’ Warehouse West Coast, LLC, a Delaware limited liability company (“CWWC”), The Chefs’ Warehouse of Florida, LLC, a Delaware limited liability company (“CWF” and together with Dairyland, CW Mid-Atlantic, Bel Canto and CWWC, the “Borrowers”), the other Loan Parties party thereto from time to time, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
     Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))] [participation] in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
     The undersigned has furnished [the Administrative Agent and the Borrower Representative] [its participating Lender] with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform [the Borrower Representative and the Administrative Agent] [such Lender] and (2) the undersigned shall have at all times furnished [the Borrower Representative and the Administrative Agent] [such Lender] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[2]	This form can be used for Lenders or Participants. Select the appropriate bracketed phrases.

     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER OR PARTICIPANT]

By:

Name:
Title:
Date: ________ ___, 201___